SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Scientific Learning Corporation

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SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2009

TO THE STOCKHOLDERS OF SCIENTIFIC LEARNING CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SCIENTIFIC LEARNING CORPORATION, a Delaware corporation, will be held on Tuesday, June 2, 2009, at 10:00 a.m. local time at our principal executive office at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040 for the following purposes:

1.	To elect nine directors.

2.

To approve our 1999 Equity Incentive Plan, as amended, to increase the aggregate number of shares authorized for issuance thereunder by One Million Two Hundred Fifty Thousand (1,250,000) shares to a total of Seven Million Seven Hundred Forty-Two Thousand Six Hundred Sixty Six (7,742,666) shares.

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 8, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

LINDA L. CARLONI
Senior Vice President, General Counsel
and Secretary

Oakland, California
April 13, 2009

          All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by Internet, telephone, or if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. If you vote by Internet or telephone, please do not mail a proxy or voting instruction card. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 2, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We made these proxy materials available to you on the Internet or, upon your request, we have delivered printed versions of these materials to you by mail or email, because the Board of Directors of Scientific Learning Corporation is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by Internet or telephone or, if you requested printed versions of these materials, you may complete, sign and return the enclosed proxy card.

We intend to provide this proxy statement and accompanying proxy card on or about April 17, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 8, 2009 will be entitled to vote at the annual meeting. On this record date, there were 17,966,146 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2009 your shares were registered directly in your name with Scientific Learning’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2009, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of nine directors.

•	Approval of our 1999 Equity Incentive Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 1,250,000 shares.

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

Why did I receive a two-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

As required by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by Internet, telephone or by using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•

To vote by Internet, please access the website http://www.cstproxy.com/scilearn/2009. Have your proxy materials in hand when you access the website and follow the instructions. You may vote by Internet up until 7:00 pm Eastern time, June 1, 2009.

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To vote by touch tone telephone, please call 1-866-894-0537. Have your proxy materials in hand when you call and follow the instructions. You may vote by telephone up until 7:00 pm Eastern time, June 1, 2009.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Scientific Learning. Simply complete and mail the voting instruction card to ensure that your vote is counted. Alternatively, if your broker or bank offers this, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 8, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nine nominees for director and “For” the other specific proposal listed above. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment, subject to compliance with applicable SEC rules.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have not engaged a third-party proxy solicitor.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please vote the shares held in each different name or account by Internet, telephone or by returning each proxy card to ensure that all of your shares are voted.

Can I change my vote?

Yes. You can revoke your proxy. If you are not a stockholder of record, you should follow the instructions of your broker or bank. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the meeting in any one of three ways:

•	You may submit a later Internet or telephone vote or a properly completed proxy card with a later date.

•

You may, prior to the date of the annual meeting, send a written notice that you are revoking your proxy to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

If you wish to suggest a candidate to be nominated by the Board of Directors at next year’s annual meeting, you must contact the Board’s Nominating and Corporate Governance Committee no later than December 16, 2009. If you wish to submit a proposal for the annual meeting, your proposal must be submitted in writing to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040. To be considered for inclusion in next year’s proxy materials, the proposal must be submitted by December 14, 2009. Nominations for directors and proposals not to be included in the proxy materials must be submitted between February 2 and March 4, 2010. You are also advised to review our Bylaws and the Board’s Director Nominations process, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the voting for Proposal No. 3. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the voting.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain voting instructions from the institution that holds your shares and follow those instructions regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. We believe that Proposals 1, 2 and 3 will be considered discretionary items.

How many votes are needed to approve each proposal?

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For the election of directors, the nine nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2 (amendment of the 1999 Equity Incentive Plan) must receive a “For” vote from the majority of the votes cast either in person or by proxy. Abstentions have the same effect as negative votes. Broker non-votes will have no effect on the outcome of the voting.

•

To be approved, Proposal No. 3 (ratification of the selection of Ernst & Young as our independent registered public accountants for 2009) must receive a “For” vote from the majority of the votes cast either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of the voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 17,966,146 shares outstanding and entitled to vote.

Your shares will be counted for purposes of determining the presence or absence of a quorum only if you submit a valid proxy vote (or one is submitted for you) or if you vote in person at the meeting. Abstentions and broker non-votes will also be counted towards determining whether a quorum exists. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. We plan to publish final voting results in our quarterly report on Form 10-Q for the second quarter of 2009.

Proposal 1
ELECTION OF DIRECTORS

Our Board of Directors is presently composed of nine members. The term of office of all directors expires at the 2009 meeting.

Of the nominees for election at this meeting, all are currently directors. D. Andrew Myers is our President and Chief Executive Officer and was elected to the Board in February 2009. Jeffrey D. Thomas was elected as a director in November 2008. Mr. Thomas was introduced to us by Trigran Investments, our largest stockholder. Mr. Myers and Mr. Thomas were elected by our Board to fill vacancies in our Board. The other seven directors nominated for election were previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees will serve until the 2010 annual meeting and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Except as otherwise required by applicable law, vacancies on the Board may be filled only by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting and until such director’s successor is elected and qualified.

Our policy is to invite all directors to attend the Annual Meetings of the stockholders, but their attendance is not required. Mr. Bowen and Mr. Myers were the only directors who attended the 2008 Annual Meeting. Historically, few if any stockholders other than employees have attended the Annual Meeting in person.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting, with ages shown as of March 31, 2009.

NOMINEES FOR ELECTION AT THE 2009 ANNUAL MEETING

Edward Vermont Blanchard, Jr., age 57, joined us as a director in November 2002. Mr. Blanchard is a consultant in the financial services industry. From December 2004 through September 2008, Mr. Blanchard was a Senior Advisor to Irving Place Capital (formerly known as Bear Stearns Merchant Banking), a private equity investment firm. Mr. Blanchard is also a member of the Board of Directors of Ironshore Inc., a Bermuda-based specialty property/casualty insurance company. From 1986 through 1999, Mr. Blanchard worked in investment banking for Merrill Lynch & Co., from 1990 through 1999 as a Managing Director specializing in mergers and acquisitions for financial institutions. Mr. Blanchard is a Trustee of the American Folk Art Museum and the Yorkville Common Pantry. Mr. Blanchard holds a BA from Harvard College and an MBA from the University of North Carolina at Chapel Hill.

Robert C. Bowen, age 67, became our Executive Chairman in January 2009, after serving as our CEO since June 2002. From 1989 to 2001, Mr. Bowen served as a senior executive and officer of National Computer Systems, a provider of educational assessment and administrative software and services. His last assignment there, from 1995 to 2001, was as President of NCS Education, a provider of enterprise software for K-12 school districts. NCS was acquired by Pearson, PLC, in 2000. After retiring from NCS in 2001, Mr. Bowen consulted for various businesses in education prior to joining us. Previously, Mr. Bowen held senior executive positions with other education and publishing companies, including seventeen years with McGraw-Hill. Early in his career, Mr. Bowen was a high school math teacher, a coach, and a school district administrator. Mr. Bowen received his bachelor’s and master’s degrees from the University of Tennessee, Chattanooga.

Rodman W. Moorhead III, age 65, has been a director since June 1998, and is our Lead Director. In January 2007, Mr. Moorhead retired from Warburg Pincus, a global private equity firm, where he was employed since 1973. His last position at Warburg Pincus was as Senior Advisor and Managing Director. Mr. Moorhead was nominated to our Board in accordance with rights held by Warburg Pincus relating to an equity agreement which has now terminated. Mr. Moorhead is a director of Coventry Health Care, Inc. and Harlem Day Charter School. He is Chairman of the Board of The Taft School, a member of the Harvard Medical School Board of Fellows, Co-Chairman of Stroud Water Research Center, and trustee of the Brandywine Conservancy. Mr. Moorhead holds an AB in Economics from Harvard College and an MBA from Harvard Business School.

Michael A. Moses, age 57, joined us as a member and Vice Chairman of the board in July 2007. Dr. Moses has been an educator for over 30 years. He currently serves as a senior advisor to the Center for the Reform of School Systems, a nonprofit organization focusing on the promotion of urban school reform. From November 2004 until July 2006, Dr. Moses served as Vice Chairman of the board at Higher Ed Holdings, the owner of the American College of Education. Dr. Moses served as the general superintendent of the Dallas Independent School District from 2001 through 2004. From 1999 through 2001, he served as the deputy chancellor for System Operations for the Texas Tech University system. Dr. Moses was the Commissioner of Education for the State of Texas from 1995 through 1999. Prior to that service, Dr. Moses was the superintendent of three Texas school districts, including Lubbock, LaMarque and Tatum and served as a teacher and school administrator in the Duncanville and Garland school districts. Dr. Moses holds bachelor’s and master’s degrees from Stephen F. Austin State University and a Doctor of Education degree from Texas A&M University - Commerce. Dr. Moses is a member of the board of directors of Southwest Securities Services Group, a holding company whose subsidiaries provide financial and investment services. He serves as special advisor and consultant to several corporations and entities that interface with elementary, secondary and higher education.

D. Andrew Myers, age 37, joined us as President and Chief Operating Officer in January 2008, became our CEO in January 2009 and a member of our Board of Directors in February 2009. Prior to joining us, he worked at Pearson Education since 1996. His last position was as Senior Vice President, Digital Product Development for Pearson Curriculum, where he was responsible for integrating the technology teams from six preceding business units into a digital development group of 275 employees. From August 2004 to March 2007, Mr. Myers was the Chief Operations Officer for Pearson Digital Learning, where he was responsible for setting product, financial, technical and operational strategies for that 580-employee business unit. From 2002 to 2004, he served as Vice President Sales for Pearson Digital Learning. He started with Pearson as a sales representative in 1996. Pearson Education is the education division of Pearson PLC, an international media company. Mr. Myers holds an MBA from the Haas School of Business at the University of California Berkeley and a BS in finance from the University of Utah.

Lance R. Odden, age 69, joined our Board in July 2007, after serving as an advisor to our Board since 2003. Mr. Odden is presently a managing director of New Providence Asset Management Corporation, an investment management firm serving not for profit organizations and high net worth individuals. Mr. Odden joined New Providence in 2005 and also serves as chair of New Providence’s Governance Advisory Board. Since 2001, Mr. Odden has also served as an advisor to Warburg Pincus, a private equity investment firm. Mr. Odden retired as Head Master of The Taft School, a private educational institution, in June 2001, after serving in that capacity since 1972. Mr. Odden presently serves as lead director of Irwin Financial Corporation, a bank holding company, and as a trustee of the Berkshire School, a co-educational boarding school. Previously, he served as chair of A Better Chance, president of The New England Association of Schools and Colleges, president of the Headmasters’ Association and the Connecticut Association of Independent Schools, and member of the board and executive committee of the National Association of Independent Schools. He holds a BA from Princeton University and an MA from the University of Wisconsin.

David W. Smith, age 64, became a member of our Board of Directors in July 2004. Mr. Smith currently serves as Chairman of the Board of PLATO Learning, Inc., a publicly held educational software company. Mr. Smith served as Executive Chair of PLATO from March 2005 to June 2007 and as interim President and CEO of PLATO from November 2004 to February 2005. From September 2000 to December 2002, Mr. Smith was Chief Executive Officer of NCS Pearson, a provider of products, services and technologies to customers in education, government, and business. He also served as President of the NCS Assessment and Testing Services from April 1988 to September 2000. Prior to NCS, Mr. Smith was a senior executive with McGraw Hill Corporation’s Training Systems and College Divisions which publish professional, technical and scholarly books and materials. Mr. Smith serves on the Boards of Directors of Capella Education Company, Inscape Publishing, and PLATO Learning. Mr. Smith holds an MBA from the University of Iowa, as well as a BA and MA from Southern Illinois University.

Paula A. Tallal, age 61 is one of our founders and has served as a director since inception. Since 1988, Dr. Tallal has served as co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers, the State University of New Jersey. In 2001, Dr. Tallal was named a Board of Governors Professor in Neuroscience by Rutgers University. Dr. Tallal is an active participant in many scientific advisory boards and governmental committees for both developmental language disorders and learning disabilities. Dr. Tallal holds a BA in Art History from New York University and a PhD in Experimental Psychology from Cambridge University with additional training from The Johns Hopkins University.

Jeffrey D. Thomas, age 42, joined us as a director in November 2008. Since February 2002, Mr. Thomas has been President and Chief Executive Officer of Ambassadors Group, Inc., an educational travel company that organizes and promotes international and domestic educational travel and sports programs for youth, athletes and professionals. Thomas has served in executive positions of increasing responsibility at Ambassadors Group and its predecessors since 1995, as President and Chief Executive Officer of Ambassador Programs, Inc. from 1996 to 2002; President of Ambassadors Education Group, Inc. from 1997 to 2002; and Chief Financial Officer to Ambassadors International from 1995 to 2002. Mr. Thomas serves as a member of the board of directors of Ambassadors Group, Inc. He holds a BA from Dartmouth College.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all relevant transactions and relationships between each director, or certain of his or her family members, and us, our senior management and our independent auditors, the Board affirmatively has determined that Mr. Blanchard, Mr. Moorhead, Mr. Odden, Mr. Smith, Dr. Tallal and Mr. Thomas are independent directors within the meaning of the applicable Nasdaq listing standards. In connection with the independence determination, the following relationships between the Company and the directors determined to be independent were considered:

•

Until his recent retirement, Mr. Moorhead was affiliated with the Warburg Pincus entities. Until our August 2007 secondary public offering, one of the Warburg Pincus entities was our largest shareholder. In 2001, WPV, Inc, a Warburg Pincus entity, provided a guaranty for a $15 million line of credit for us. In consideration of the guaranty, we issued WPV a warrant to purchase 1,375,000 shares of our common stock with an exercise price of $8.00, which has since expired. The estimated value of the warrants was $3.6 million as of the date of issuance. The guaranty was secured by a security interest in our assets. After several amendments, the guaranty and a subsequent letter of credit, expired in July 2004. Also in 2001, Warburg Pincus purchased 4,000,000 shares of our common stock at a purchase price of $1.25 per share in a private placement.

•	Prior to his election as a director, Mr. Odden served as a consultant to the Board, and received options covering an aggregate of 45,000 shares in connection with that service.
•

Dr. Tallal is one of our founders. Dr. Tallal served as our Executive Vice President from January 1996 until December 2000 and as Chairman of the Board of Directors from January 1996 until November 2000. During 1997, Dr. Tallal worked full-time with us during a sabbatical from her faculty position at Rutgers; she continues to consult with us pursuant to a consulting agreement. Under that consulting agreement, Dr. Tallal received compensation from us in the amounts of $79,380, $83,340 and $87,516 in 2006, 2007 and 2008, respectively. Dr. Tallal also consults for Posit Science Corporation, which has licensed certain technology from us. Dr. Tallal also receives inventor share payments from Rutgers resulting from the license to us of the technology developed by the University of California and Rutgers

Information Regarding the Board of Directors and its Committees
The Board of Directors met five times during the last fiscal year. All incumbent directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Robert C. Bowen is our Executive Chairman and Rodman W. Moorhead, III is our Lead Director.

Our Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Marketing Committee and Science and Research Committee were disbanded during 2008. During 2008, each of the Marketing Committee and the Science and Research Committee met one time. The following table lists the current members of and the number of meetings held during 2008 for each of the regular Board committees existing at the end of the year:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Edward Vermont Blanchard, Jr.	Chair
Rodman W. Moorhead III		Chair	Chair
Michael A. Moses
Lance R. Odden	Member
David W. Smith	Member	Member	Member
Paula A. Tallal			Member
Jeffrey D. Thomas		Member
Total meetings in 2008	7	5	3

Below is a description of each standing committee of the Board of Directors. The charter of each committee can be found at our corporate website, on the World Wide Web, at scientificlearning.com/corporategovernance.

Audit Committee
The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. To achieve this, the Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm (the “Auditors”); determines and approves the engagement of the Auditors; determines whether to retain or terminate the existing Auditors or to appoint and engage new Auditors; reviews and approves the retention of the Auditors to perform any proposed permissible non-audit services; pre-approves all compensation to be paid to the Auditors; confers with management and the Auditors regarding the scope, quality and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discusses with management and the Auditors the results of the annual audit and review of our quarterly financial statements.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Blanchard and Mr. Smith each qualifies as an “audit committee financial expert,” as defined in applicable SEC rules, based on a qualitative assessment of their knowledge and experience.

Compensation Committee
The Compensation Committee of the Board of Directors oversees our compensation policies, plans and programs. The Compensation Committee reviews and approves our overall compensation strategy, including corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management. The Committee also reviews and approves the compensation and other terms of employment of our Chief Executive Officer; considers the recommendation of our Chief Executive Officer and makes all determinations with respect to the compensation and other terms of employment of the other executive officers; makes recommendations to the full Board with respect to compensation of the members of the Board of Directors; and administers our employee equity plans. The Board of Directors has determined that all members of our Compensation Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

In 2008, the Company also had a Single Person Equity Grant Committee, which was composed of Mr. Bowen and was authorized to award equity grants to non-officer employees and consultants, subject to numerical limits and other parameters established by the Compensation Committee from time to time. In 2009, the Board replaced the Single Person Equity Grant Committee with the a two-person Non-Officer Equity Grant Committee composed of

Andy Myers, our CEO, and David Smith, an independent member of the Compensation Committee. The new Non-Officer Equity Grant Committee also is authorized to award equity grants to non-officer employees and consultants, subject to numerical limits and other parameters established by the Compensation Committee from time to time.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process and our corporate governance functions. The Committee has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors, consistent with criteria approved by the Board. The Committee recommends to the Board candidates for election to the Board of Directors, makes recommendations to the Board regarding the membership of the committees of the Board, and assesses the independence of directors. The Board has determined that all members of the Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The Board has established guidelines for evaluating nominees for director. The qualifications that the Board seeks include: the highest standards of personal and professional ethics and integrity; demonstrated excellence and leadership in the candidate’s field of endeavor; commitment to, and experience and expertise in, strategic and independent thinking; and a demonstrated ability to ask critical questions and to exercise sound business judgment. The Board seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board experience or knowledge in one or more fields that contributes to the effectiveness of the Board. The Board also considers the candidate’s commitment to staunchly representing the long-term interests of our stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities and to serve on the Board for at least five years. The Board may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and management, business contacts of Committee members and other directors, recommendations from the Company’s stockholders (as further described below), and such other sources as the Committee believes appropriate. The Committee may also retain a search firm if the Committee believes that to be appropriate. The Committee will consider the general guidelines summarized above, the current composition of the Board, which areas of qualification and expertise would best enhance the composition of the Board, the experience, expertise and other qualifications of candidates, the number of other commitments of candidates, whether the candidate would qualify as independent under applicable rules, and such other considerations as the Committee believes to be appropriate. The Committee has the flexibility to determine the most appropriate interviewing and referencing process. The Committee recommends nominees to the independent members of the Board. A majority of the independent members of the Board select the nominees. These nominations are then submitted for ratification by the full Board.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. The Committee evaluates all recommended candidates, in the same manner and using the same minimum criteria (set forth above), whether the candidate was recommended by a stockholder, the board or otherwise. The Committee will also evaluate whether candidates recommended by stockholders are identified with any particular issue to such an extent that the candidate’s ability to effectively represent all of the stockholders on a broad variety of issues might be compromised. Stockholders who wish to recommend individuals for consideration by the Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at our principal executive office at least six months before the next annual meeting. Submissions must include the candidate’s name, contact information and biographical information; a description of any relationships between the stockholder making the suggestion and the candidate; any information that would be required to be disclosed about the candidate in the proxy statement if the candidate is nominated by the Board; the candidate’s consent to a background review by the Committee and to being included in the proxy statement if nominated; and the name and contact information of the stockholders who recommended the nominee, and the number of shares of our stock held by those stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board has adopted a formal process by which stockholders may communicate with the Board or any director. This information is available on our website on the World Wide Web at scientificlearning.com/corporategovernance.

CODE OF ETHICS

We have adopted the Scientific Learning Corporation Policies on Business Ethics, which apply to all officers, directors and employees. The policies are available on our website at the address stated above. If we make any substantive amendments to these Policies or grant any waiver from the Policies to any executive officer or director, the Board must approve such waivers or amendments. As required by law, within four business days of any amendment to or waiver of these policies that applies to a director or executive officer, we will disclose the nature of the amendment or waiver on our website or in a Form 8-K.

Report of the Audit Committee of the Board of Directors
This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. In fulfilling its oversight responsibilities, the Audit Committee reviews the financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2008 with management. In addition, the Audit Committee discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee has also received and reviewed the written disclosure letter from Ernst & Young LLP regarding the auditors’ independence, as required by PCAOB Rule 3526 and has discussed the independence of Ernst & Young LLP with them.

Based upon this review and discussion, the Audit Committee has recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2008 be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

From the members of the Audit Committee of Scientific Learning Corporation.

Edward Vermont Blanchard, Jr., Chair
Lance R. Odden
David W. Smith

PROPOSAL 2

APPROVAL OF THE 1999 EQUITY INCENTIVE PLAN, AS AMENDED

Most of our compensatory equity grants made to date have been made under our 1999 Equity Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, we have granted incentive and nonqualified stock options to employees, directors and consultants, granted stock awards to directors in payment of director fees, and granted restricted stock units to employees. As of March 20, 2009, awards (net of canceled or expired awards) covering an aggregate of 6,103,575 shares of our Common Stock had been granted under the Incentive Plan. 389,091 shares of Common Stock (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of awards) remained available for future grant under the Incentive Plan.

In February 2009, subject to stockholder approval, the Board of Directors adopted an amendment to the Incentive Plan to increase the number of shares authorized under the Incentive Plan by 1,250,000 shares, for a total of 7,742,666 shares. The Board believes that equity incentive compensation remains an important element of our overall compensation strategy, and that additional shares are needed to enable us to continue to attract, retain and motivate the talent we need to execute our growth plans. Other than the proposed increase in the number of shares authorized under the Incentive Plan, all of the other terms and conditions of the Incentive Plan remain the same.

Stockholders are requested in this Proposal 2 to approve the Incentive Plan, as amended. Approval of the Incentive Plan, as amended, requires a majority of the votes cast either in person or by proxy. If the amendment to the Incentive Plan is not approved, only 235,091 shares (389,091 less the 154,000 shares subject to options granted April 1, 2009) (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of awards) will be available for future grant under the Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

A COPY OF THE INCENTIVE PLAN, AS AMENDED, IS ATTACHED AS APPENDIX 1 TO THESE PROXY MATERIALS. THE ESSENTIAL FEATURES OF THE INCENTIVE PLAN, AS AMENDED, ARE OUTLINED BELOW:

GENERAL

The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonuses, restricted stock units and restricted stock purchase awards (collectively “awards”). Incentive stock options granted under the Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. Stock appreciation rights granted under the Incentive Plan may be tandem rights, concurrent rights or independent rights. See “Federal Income Tax Information” for a discussion of the tax treatment of awards. To date, we have granted stock options, stock bonuses and restricted stock units under the Incentive Plan. On March 20, 2009, the closing price of our Common Stock as reported on the Nasdaq Capital Market was $1.98 per share.

PURPOSE

The Board adopted the Incentive Plan to assist us in retaining the services of employees, directors and consultants, in securing and retaining the services of persons capable of filling such positions and in providing incentives for those persons to exert maximum efforts for our success. All of our approximately 200 employees, as well as our directors and consultants and those of our affiliates, are eligible to participate in the Incentive Plan.

ADMINISTRATION

The Board has delegated administration of the Incentive Plan to the Compensation Committee of the Board. Except as described below and subject to the provisions of the Incentive Plan, the Compensation Committee has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. A two person Non-Officer Equity Grant Committee, presently composed of Mr. Myers, our CEO, and David W. Smith, an independent member of our Compensation Committee, is authorized to grant equity awards to non-officer employees and consultants, subject to parameters established by the Compensation Committee. As used herein with respect to the Incentive Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the Compensation Committee must be “outside directors.” The Incentive Plan provides that, in the Board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from Compensation Committee directors who are (i) our current employees or employees of an affiliate; (ii) former employees of us or an affiliate receiving compensation for past services (other than benefits under tax-qualified pension plan); (iii) current and former officers of us or an affiliate; (iv) directors currently receiving direct or indirect remuneration from us or an affiliate in any capacity (other than as a director); and (v) any other person who is otherwise not considered an “outside director” for purposes of Section 162(m).

STOCK SUBJECT TO THE INCENTIVE PLAN

Subject to stockholder approval of this Proposal, 7,742,666 shares of Common Stock are reserved for issuance under the Incentive Plan, less any shares that may be subject to awards or issued under our Milestone Equity Incentive Plan. The Milestone Plan is presently inactive. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again become available for issuance under the Incentive Plan.

ELIGIBILITY

Incentive stock options and related stock appreciation rights may be granted under the Incentive Plan only to our employees and employees of our affiliates. Our employees, directors, and consultants and those of our affiliates are eligible to receive all other types of awards under the Incentive Plan.

No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of us or any affiliate of us, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other stock compensation maintained by us and our affiliates) may not exceed $100,000.

No employee may be granted during any calendar year options and stock appreciation rights exercisable for more than 1,400,000 shares of Common Stock under the Incentive Plan (the “Section 162(m) Limitation”).

DEFINITION OF FAIR MARKET VALUE

Under the Incentive Plan, if the Common Stock is traded on a stock exchange, Nasdaq market, or the OTC bulletin board, the fair market value of the stock for purposes of the Incentive Plan is the closing price of the stock on that market on the day that fair market value is being measured, or if there is no closing sales price for that day, on the immediately prior trading day on which there was a closing sales price. If the Common Stock is not publicly traded as described above then fair market value is determined in good faith by the Board.

TERMS OF OPTIONS

The following is a description of the permissible terms of options granted under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of an option may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), the exercise price of an incentive stock option may not be less than 110% of such fair market value.

The exercise price of options granted under the Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of our Common Stock, (ii) pursuant to a deferred payment arrangement, or (iii) by “net exercise”, or (iv) in any other form of legal consideration acceptable to the Board.

Option Exercise. Options granted under the Incentive Plan may become exercisable in cumulative increments (“vest”) as determined by the Board. Shares covered by currently outstanding employee options under the Incentive Plan generally vest at the rate of 1/48th per month during the participant’s employment by us or an affiliate (collectively, “service”). Different vesting schedules, including fully vested options, have been used for directors and consultants and from time to time for employees. Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be vested or exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant, by delivering shares of our Common Stock that are already owned by the optionee, or by a combination of these means.

Term. The maximum term of options under the Incentive Plan is 10 years, except that in certain cases (see “Eligibility”) the maximum term may be five years. Options under the Incentive Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service. Shares subject to options that expire without being exercised are forfeited.

TERMS OF RESTRICTED STOCK UNITS

Consideration for Units. When a restricted stock unit is granted under the Incentive Plan, the Board determines the consideration to be paid, if any upon delivery of the Common Stock subject to the restricted stock unit. Such consideration may be paid in any form permitted by law. To date, restricted stock units granted have not required any consideration to be paid for the Common Stock.

Vesting. Restricted stock units under the Incentive Plan may, but need not be, subject to a vesting schedule, such that shares of Common Stock will become issuable on settlement of the units in installments, in accordance with a schedule as determined by the Board. To date, our restricted stock units granted to employees have vested over approximately four years in installments. Generally, 25% vests one year after the vesting commencement date and 12.5% vests every six months over the next 36 months. Mr. Myers’ initial restricted stock units vested 33% after one year, with the remainder vesting in six equal installments every six months over the remaining three years in his vesting period. Restricted stock units granted to our non-employee directors call for vesting over three years, in six equal installments every six months. Shares covered by restricted stock units granted in the future under the Incentive Plan may be subject to different vesting terms. Upon a participant’s termination of service with us, generally any portion of a restricted stock unit grant that has not vested is forfeited.

Settlement. Restricted stock unit awards under the Incentive Plan are denominated in shares of Common Stock and settled by the delivery of those shares. To date all restricted stock unit awards are denominated in Common Stock on a one-for-one basis.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

Payment. The Board determines the purchase price under a restricted stock purchase agreement, subject to the general limitation that the price be not less than 85% of the fair market value of the stock. The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan must be paid at the time of purchase either in cash at or at the discretion of the Board, (i) by delivery of shares of our Common Stock that are already owned by the participant, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board. The Board may award stock bonuses in consideration of past services without a purchase payment.

Vesting. Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to our repurchase option in accordance with a vesting schedule as determined by the Board.

STOCK APPRECIATION RIGHTS

The Incentive Plan authorizes three types of stock appreciation rights.

Tandem Stock Appreciation Rights. Tandem stock appreciation rights are tied to an underlying option and require the participant to elect whether to exercise the underlying option or to surrender the option for an appreciation distribution equal to the market price of the vested shares purchasable under the surrendered option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of tandem stock appreciation rights may, at the Board’s discretion, be made in cash, in shares of stock, or in a combination of cash and stock.

Concurrent Stock Appreciation Rights. Concurrent stock appreciation rights are tied to an underlying option and are exercised automatically at the same time the underlying option is exercised. The participant receives an appreciation distribution equal to the market price of the vested shares purchased under the option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of concurrent stock appreciation rights may, at the Board’s discretion, be made in cash, in shares of stock, or in a combination of cash and stock.

Independent Stock Appreciation Rights. Independent stock appreciation rights are granted independently of any option and entitle the participant to receive upon exercise an appreciation distribution equal to the market price of a number of shares equal to the number of share equivalents to which the participant is vested under the independent stock appreciation right less the fair market value of such number of shares of stock on the date of grant of the independent stock appreciation right. Appreciation distributions payable upon exercise of independent stock appreciation rights may, at the Board’s discretion, be made in cash, in shares of stock or a combination thereof.

RESTRICTIONS ON TRANSFER

A participant may not transfer an incentive stock option other than by will or by the laws of descent and distribution, and during the lifetime of the participant, only the participant may exercise an incentive stock option. A participant may not transfer nonstatutory stock options other than by will or by the laws of descent and distribution, or if the option agreement so provides, to certain family members or other related entities. Shares subject to repurchase by us under an early exercise stock purchase agreement or a restricted stock purchase agreement, rights under a stock bonus agreement, restricted stock units (prior to settlement) and stock appreciation rights are generally not transferable.

ADJUSTMENT PROVISIONS

Transactions involving our common stock without our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend or stock split, will result in a change in the class and number of shares of Common Stock subject to the Incentive Plan and outstanding awards. In that event, the Incentive Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Incentive Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the class, number of shares and price per share of Common Stock subject to such awards.

EFFECT OF CERTAIN CORPORATE EVENTS

The Incentive Plan provides that, in the event of our dissolution or liquidation, the sale of substantially all of our assets, specified types of merger, or other corporate reorganization (each, a “change in control”), any surviving corporation will be required to either assume awards outstanding under the Incentive Plan or substitute similar awards for those outstanding under the Incentive Plan. If any surviving corporation declines to assume outstanding awards or to substitute similar awards, then, with respect to participants whose service has not terminated, the vesting and the time during which such awards may be exercised will be accelerated and the awards will terminate if the participants do not exercise them before the change in control. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on March 8, 2017.

The Board may also amend the Incentive Plan at any time or from time to time; however, no amendment will be effective unless approved by our stockholders within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Incentive Plan to satisfy Section 422 of the Code, if applicable, Rule

16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any securities exchange listing requirements); (ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the Incentive Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

The following is a summary of the effect of U.S. federal income taxation on the Incentive Plan participants and us. This summary does not discuss the income tax laws of any other jurisdiction in which the participant may reside.

Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option; however, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through the exercise of an incentive stock option for at least two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss equal to the difference between the sales price and the exercise price of the stock.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain upon the disqualifying disposition will be a capital gain, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences:

There are no tax consequences to the participant or us by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed upon receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules apply to participants who acquire stock subject to repurchase options who are subject to Section 16(b) of the Exchange Act.

Restricted Stock Units; Stock Appreciation Rights. No taxable income is realized upon the receipt of a restricted stock unit or stock appreciation right, but upon vesting of the restricted stock units (and delivery of the Common Stock for the vested units) or exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in that year. Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments or from the payment made on exercise of the stock appreciation right an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, we will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the amount recognized as ordinary income upon acquisition of the stock. Such capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Potential Limitation on Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. Compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Compensation attributable to restricted stock units, restricted stock and stock bonuses will qualify as performance-based compensation only if: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal). To date our stock bonuses, restricted stock and restricted stock units do not meet the criteria required to be considered performance-based compensation under Section 162(m).

Deferred Compensation. Restricted stock unit awards are generally subject to the requirements of Code Section 409A. If Code Section 409A is violated, the fair market value of the restricted stock units will be subject to income tax immediately and to penalties equal to (i) 20% of the amount that is deemed to be deferred compensation and (ii) interest at a specified rate on the under-payment of tax that would have occurred if the restricted stock unit had been taxed in the year it was first deemed to be deferred compensation. Restricted stock unit awards granted under the Incentive Plan are intended to be exempt from Code Section 409A pursuant to the Code Section 409A short-term deferral rule.

NEW INCENTIVE PLAN BENEFITS

New plan benefits, if any, to any individual are not determinable as no new equity grants have been made under the Incentive Plan that are subject to the amended provisions of the Incentive Plan. However, equity grants made to the Named Executive Officers during 2008 are reflected in the Grants of Plan Based Awards table on page 29.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young, LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and the Board of Directors has directed that management submit the selection of the firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since our inception in 1996. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required. However, the Board is submitting the selection of Ernst & Young for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2008 and 2007 by Ernst & Young.

	Fiscal Year Ended

	2008	2007
Audit Fees (annual audit, reviews of quarterly financial statements, reviews of SEC filings; includes $130,305 in 2007 for secondary public offering)	$626,194	$756,469
Audit-related Fees (consultations on accounting matters, internal controls and compliance with accounting and reporting standards)	—	—
Tax Fees (preparation of federal, state and local returns, assistance with audits, consultations with respect to tax planning and compliance issues)	—	$4,207
All Other Fees (E&Y online services)	—	$1,500

Total Fees	$626,194	$762,176

PRE-APPROVAL POLICIES AND PROCEDURES

All fees described above were approved by the Audit Committee prior to engagement of the auditor to perform the service. Either the Audit Committee or the Chair of the Committee, who has been delegated the authority to do so, is required to pre-approve the services rendered by Ernst & Young. If the Chair pre-approves fees, that pre-approval is reported to the full Committee at its next meeting. Generally, the Committee pre-approves particular services in the defined categories of audit services, audit-related services, tax services and other non-audit services, specifying the maximum fee payable with respect to that service. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the auditor’s independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the our Common Stock as of March 17, 2009 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below (“Named Executive Officer”); (iii) all executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Common Stock.

	Shares Beneficially Owned (1)

Beneficial Owner	Number	Percent

Trigran Investments, Inc. (2) 630 Dundee Road, Suite 230 Northbrook, IL 60062	5,132,555	28.7%
Segall Bryant & Hamill (3) 10 South Wacker, Drive, Suite 3500 Chicago, IL 60606	1,014,911	5.7%
Edward Vermont Blanchard, Jr. (4)	209,434	1.2%
Robert C. Bowen (5)	1,875,690	9.9%
Linda L. Carloni (6)	174,118	*
Glenn G. Chapin	38,654	*
Robert E. Feller	—	*
Jane A. Freeman	161,346	*
Dr. William M. Jenkins (7)	244,963	1.4%
Rodman W. Moorhead III (8)	151,937	*
Michael A. Moses (9)	40,366	*
D. Andrew Myers (10)	47,291	*
Lance R. Odden (11)	63,934	*
David W. Smith (12)	42,324	*
Dr. Paula A. Tallal (13)	604,216	3.4%

All directors and executive officers as a group (15 persons) (14)	3,668,665	18.9%

*	Less than one percent
(1)

This table is based upon information supplied by officers and directors and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 17,853,621 shares outstanding on March 17, 2009, adjusted as required by rules promulgated by the SEC.

(2)

Includes 3,320,763 shares held by Trigran Investments, L.P. and 1,811,792 shares held by Trigran Investments, L.P. II. Trigran Investments, Inc. is the investment manager to and general partner of both these partnerships. Douglas Granat, Lawrence A. Oberman and Steven G. Simon are the controlling shareholders and sole directors of Trigran Investments, Inc. and thus may be considered the beneficial owners of the Common Stock beneficially owned by Trigran Investments Inc. Each of these persons disclaims beneficial ownership of the Common Stock except to the extent of his or its pecuniary interest therein.

(3)	Segall, Bryant & Hamill is a registered investment advisor and holds these securities on behalf of its clients.
(4)

Includes 164,434 shares held by Mr. Blanchard; and 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Blanchard’s children are beneficiaries. Also includes 30,000 shares subject to exercisable stock options.

(5)	Includes 825,690 shares owned by Mr. Bowen and 1,050,000 shares subject to stock options that are or will be exercisable by May 16, 2009.
(6)	Includes 26,618 shares held by Ms. Carloni and 147,500 shares subject to stock options that are or will be exercisable as of May 16, 2009.
(7)	Includes 127,463 shares held by Dr. Jenkins and 117,500 shares subject to stock options that are or will be exercisable as of May 16, 2009.

(8)	Includes 146,937 shares held by Mr. Moorhead and 5,000 shares subject to exercisable stock options.
(9)	Includes 366 shares held by Mr. Moses and 40,000 shares subject to stock options that are or will be exercisable as of May 16, 2009.
(10)	Includes 25,000 shares held by Mr. Myers and 22,291 shares subject to stock options that are or will be exercisable as of May 16, 2009.
(11)	Includes 13,934 shares held by Mr. Odden and 50,000 shares subject to exercisable stock options.
(12)	Includes 12,324 shares held by Mr. Smith and 30,000 shares subject to exercisable stock options.
(13)

Includes 440,883 shares held directly by Dr. Tallal, 133,333 shares held by the Colleen Osburn Trust, for which Dr. Tallal serves as trustee, and 30,000 shares subject to exercisable stock options. Dr. Tallal disclaims beneficial ownership of the shares held by the trust.

(14)	Includes the information in notes (1) and (4) through (13), as applicable. Also includes for the two other executive officers included in the group: 14,392 shares held by such officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except:

(1)

Directors Blanchard, Dalvi, Holstrom, Martin, Merzenich, Moorhead, Moses, Odden, Smith and Tallal filed Forms 4 late reporting the right to receive director fees in stock rather than in cash as of January 1, 2008.

(2)	Directors Blanchard and Merzenich also filed late the Forms 4 reporting their stock grants on December 31, 2007 for 2007 meeting fees.
(3)

Officers Carloni, Chapin, Freeman, Jenkins, Lindl, McCormack filed Forms 4 late reporting the details of the vesting of restricted stock units on March 10, 2008, and the sales of certain of the vested shares to satisfy withholding tax obligations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

Like all of our compensation programs, our executive compensation programs are designed to attract and retain key employees, to motivate our employees to achieve our operating and strategic goals and to bring value to our stockholders, customers, and employee base, and to reward our employees for achieving those objectives.

Our executive compensation programs specifically seek to:

•	Focus our executives on our most significant strategic and operating objectives – increasing market acceptance of our products and growing our sales and revenue in an increasingly profitable manner;
•	Incent our executives to build long-term stockholder value;
•	Align compensation with company and individual achievement of specified goals and overall creation of value for stockholders, customers and the employee base;
•	Enable us to attract and retain superior executives in key positions by providing a competitive level of compensation; and
•	Provide appropriate levels of risk and reward.

There are two somewhat unusual factors that affect our recruiting and retention, and therefore may affect our compensation strategies:

•

Because our products can have such a profound positive impact on children who struggle with learning, our mission is a critical factor in recruiting and retaining our employees, including our executives.

•

Because the educational software industry is relatively small, the universe of senior executives with deep and specific experience in our field is relatively small and is widely known to persons experienced in the industry. This makes personal and professional relationships an important factor in recruiting and retention.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2008 as well as the other individuals included in the Summary Compensation Table below are referred to as “named officers.”

Compensation Process

The Compensation Committee of our Board determines the compensation of the named officers. In recent years, the practice of the Committee has been to review executive compensation in the first quarter of each year, making decisions with respect to the discretionary portion of the officers’ incentive compensation for the prior year and decisions with respect to base salary, incentive compensation plan structure and content, and equity grants for the upcoming year. In making these decisions, the Committee generally reviews all elements of each named officer’s compensation for the last year, together with all equity compensation granted to the named officer during his or her history with us. Periodically, the Committee compares our various compensation elements against an appropriate peer group of companies.

Compensation Consultant / Benchmarking

The Compensation Committee periodically retains Compensia, a compensation consulting firm, to assist it. Compensia provided a comprehensive executive compensation review to the Committee in 2005, 2007 and 2008, as well as providing assistance to management and the Committee in connection with a Board compensation review in July 2007, in connection with hiring Andy Myers as of January 2008 and in connection with transition of Mr. Myers to be CEO and Mr. Bowen to be Executive Chairman as of January 2009.

In early 2008, working with management, the compensation consultant updated the peer group of companies to be used by the Committee for general executive compensation comparative purposes and analyzed the compensation of each named officer as compared to that peer group and/or a benchmark study. The firm also evaluated our overall executive compensation practices for reasonableness, discussed with the Committee our equity compensation practices, and provided information and recommendations on emerging trends in compensation practices.

Constructing a compensation peer group for us is challenging because other public educational software providers tend to be substantially larger than we are. Therefore, the peer group we constructed includes both educational technology companies and other software companies, all within the same general revenue range $15 million - $146 million), predominately in the San Francisco Bay Area. For the spring 2008 analysis, the peer group included:

American Public Education
Art Technology Group
BroadVision
eCollege.com
Embarcadero Technologies
HealthStream
KANA Software
Netmanage
PLATO Learning
Renaissance Learning
Rainmaker Systems
Saba Software
Selectica
SumTotal Systems
SupportSoft
The Princeton Review

With the help of Compensia, in spring 2008 the Committee also considered data from two Radford Executive Compensation surveys – high-tech companies with revenue under $50 million and high-tech companies in Northern California with revenue under $200 million.

Generally, we target our executive base salary and target total cash compensation to the 50th percentile of the relevant market.

Because of the economic downturn and the lower-than-expected level of Company sales in 2008, management recommended and the Committee agreed that officers as a group would not receive salary increases for 2009. Therefore, the Committee determined not to engage Compensia to perform an overall executive compensation review in spring 2009.

Role of Management

Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the other named officers. No officer is present while the Committee discusses and determines the level of his or her compensation. The Committee discusses and determines the compensation of the CEO in an executive session from which the CEO is absent.

Elements of Compensation

The principal components of compensation for named officers in 2008 were:

•

Base salary. Base salary is designed to provide fixed compensation sufficient to attract and retain the officer, rewarding core competence in the officer’s role and reflecting the officer’s skills, experience and level of responsibility.

•

Short–term incentive compensation in the form of performance-based cash incentive payments under our Management Incentive Plan (“MIP”). Our MIP payments are designed to focus management on achieving our most critical current financial and non-financial goals, and to reward management when those goals are achieved.

•

Long-term incentive compensation in the form of equity awards. Our equity awards are designed to focus management on maximizing long-term value for our stockholders, to provide additional retention power and to reward management for increasing stockholder value.

When evaluating any particular element of compensation, the Committee does not consider that element in isolation but rather endeavors to take into account all components of compensation to arrive at an appropriate total package that is reasonable to our stockholders, fair to the officer when compared with the compensation offered by our competitors and appropriate when compared to the compensation provided to our other officers. We have not established specific target percentages for allocating between cash and non-cash compensation, between guaranteed and risk-based compensation or between short-term and long-term compensation. However, generally both risk-based potential compensation and equity-based compensation increase as a percentage of total compensation with increasing organizational responsibilities.

Base Salary

We provide the named officers with base salary to compensate them for services rendered during the year. In reviewing and determining the base salaries for the named officers, the Committee primarily considers:

•	Market data provided by our outside compensation consultant or by the internal human resources staff, as the Committee determines to be appropriate.
•

The officer’s experience, breadth of knowledge, historical performance, and level of contribution and responsibility, specifically focusing on the chief executive officer’s evaluation of those matters.

•	How the officer’s compensation compares to our other officers.

Short-term Incentive Compensation

We provide short-term incentive compensation to our named officers and other management employees in the form of performance-based cash incentive payments under our MIP, which is established by the Compensation Committee each year.

In determining the overall target payment for each named officer, the Committee considers market data with respect to incentive compensation from other peer group companies for each position and the officer’s level of responsibility and contribution.

In both 2007 and 2008, potential payments were based 70% on shared financial goals and 30% on individual performance. We believe that given our size and development stage, this relative emphasis on shared company financial goals is appropriate because:

•	Each participant’s performance directly impacts our financial performance; and
•	The greater emphasis on our financial goals has the effect of automatically adjusting the level of incentive pay to our ability to incur that expense.

For each goal, the executive receives 100% of the target bonus allocated to that goal if the target level for that goal is achieved. The Committee sets the target level at a level that the Committee believes represents the realization of our potential for the year. In 2007 and 2008, the plan provided that the executive would receive 50% of the target bonus allocated to that goal at the hurdle level, which is set at a level that the Committee believes represents satisfactory performance on that goal. If we achieve the maximum overachievement level for a goal, which the Committee sets at a level it determines to be outstanding performance on the goal, then the executive receives 200% of the target bonus allocated to that goal. If the hurdle level is not achieved for a goal, then no bonus is paid for that goal. For 2009, the plan provides for an entry level rather than a hurdle level. Below the entry level for a goal, no bonus is paid for that goal. After the entry level is achieved, then a bonus begins to be paid for the goal, with the amount of the bonus increasing in steps to 100% at the target level and 200% at the maximum level.

Each year the Committee establishes the shared financial goals for the MIP, based on its assessment of our most critical financial objectives for the upcoming year. For 2008, the Committee established revenue and operating profit (determined prior to the payment of MIP and profit-sharing bonuses), reflecting our continued emphasis on growing both revenue and profitability. For 2009, the Committee has established booked sales and EBITDAS (earnings before interest, taxes, depreciation, amortization and stock compensation expense) as our goals, reflecting our focus on increasing sales, controlling expenses and managing cash. While the financial goals are established at the beginning of the year, the Committee has discretion to adjust payments under the MIP in the event of unexpected developments.

Individual performance is evaluated based on whether the named officer has achieved his or her specified goals established at the beginning of the year and a qualitative assessment of the named officer’s contribution to adding value for our three key constituencies: stockholders, customers and employees. Individual goals for named officers other than the CEO are established collaboratively by the individual officer and the CEO. Performance goals for the CEO are established collaboratively by the CEO and the full Board of Directors. Goals are generally both qualitative and quantitative, so that the Committee’s determination of individual performance generally involves both subjective judgment and objective measurements.

Payments under the MIP are intended to, and do, fluctuate significantly depending on corporate performance. For example, in 2006, both booked sales and operating cash increased substantially, and the average percentage of target MIP payment for the named officers was 109% in 2006. In 2007, revenue grew 12%, better than the industry but significantly below plan; net income results were also below expectations. For 2007, named officer MIP payments averaged 45.6% of the target MIP payment. In 2008, revenue grew 4%, booked sales decreased by 9% and we used cash in operations equal to $3.7 million. We did not meet the shared financial goals in the MIP and, at management’s recommendation, the Committee determined that no payments under the MIP would be made to the named officers.

Long-term Equity Compensation

We provide long-term compensation in the form of equity awards. The Committee believes that equity awards are important to align the interests of management and stockholders. In 2007 and the first half of 2008, the Committee granted management equity awards in the form of restricted stock units. The Committee made this determination after reviewing, among other issues, practices at other companies, impact of equity grants under FAS 123(R), dilution considerations, relative benefit to employees, and tax treatment to the employees.

Starting in the second half of 2008, the Committee began making equity awards to officers as stock options and the Committee has determined that it will generally use stock options as the form of equity compensation. The Committee decided to change to stock options because the Committee believes that:

•	Options carry a more significant upside and are more attractive than restricted stock units when recruiting for key executive positions.
•	Given our current stock price, options are a better retention tool.
•	Options will not create the downward pressure on our stock price that has been an issue when restricted stock units are released and most employees sell stock to cover their taxes.

Historically, we have made equity grants to named officers when the officer first joins us, on a periodic basis to provide additional retention power and long-term incentive, and in connection with a significant change in responsibilities. In determining the amount of equity to be granted to named officers, the Committee considers the overall quantity of shares to be granted to all executives and other employees as a percentage of shares outstanding. In determining individual awards, the Committee principally takes into account:

•	The officer’s past and anticipated future levels of performance, level of contribution and responsibility, including the CEO’s evaluation of the officer’s performance.
•	Previous equity awards granted to and held by the officer, previous option exercises and sales of option stock, including the retention “glue” of equity awards remaining unvested.
•	How the officer’s level of equity compensation compares to our other officers.
•	Market data provided by our outside compensation consultant.

In 2002 when Robert C. Bowen, joined us as our Chief Executive Officer, Mr. Bowen and the Committee agreed that equity incentives would constitute a significant part of his compensation package. At that time, Mr. Bowen was granted options to purchase a total of 1,773,190 shares of our Common Stock. Of these options, 423,190 shares, approximately 24%, were granted in a fully vested option with an exercise price at a 15% discount to the then-current market value and an exercise term of only one year. The Committee intended this option to encourage Mr. Bowen to promptly acquire a substantial ownership stake in us. Mr. Bowen was also granted an option to purchase 100,000 shares in a fully vested option and 500,000 shares in an option that vests over four years, both with an exercise price at the then-current market value ($1.39 per share) and our standard ten-year exercise term. Of these options, Mr. Bowen has exercised and holds 773,190 shares.

Options for an additional 750,000 shares, 42% of the total options then granted to Mr. Bowen, were granted with a vesting schedule that was to accelerate upon the achievement of certain target levels of market price for our Common Stock. The target levels at which vesting would accelerate ranged from $7.50 to $20.00 per share, all significantly in excess of our per share price at the time Mr. Bowen was hired. This option was granted at then-current fair market value, $1.39 per share. This option was intended to provide additional motivation for Mr. Bowen to substantially increase stockholder value and to make significant compensation conditioned on achieving such an increase. In order to avoid a significant accounting charge with respect to the option, the option also included a provision that, even if the stock price targets were not met, the option would nevertheless vest in June 4, 2008, six years after Mr. Bowen’s hire date, so long as Mr. Bowen then remained employed with the Company. The stock price targets were not achieved, and this option vested in full in June 2008.

Other Income and Perquisites

We believe that perquisites should not be a significant component of compensation, in order to foster transparency of disclosure and avoid the potential for abuse. As a result, our executive perquisites are minimal. Employees based in Oakland who are director-level and above (including named officers) receive paid parking in a garage near our headquarters. In addition, starting in June 2008, the Company agreed to reimburse Mr. Bowen for the commuting expenses from the Oakland office to his out-of sate residences.

Officers receive the same level of company-paid health, dental and vision insurance, life insurance, accidental death and dismemberment insurance, and 401(k) plan as do all of our regular full-time employees. Officers who elect to subscribe to our health insurance contribute to their health insurance premiums at a higher rate than do other employees. Prior to 2007, we did not provide a matching contribution under the 401(k) plan. In 2007 and 2008, the company made a matching contribution for up to 3% of the employee’s compensation, with a cap of $2,000. All officers that participated in the 401(k) plan received this matching contribution. The matching contribution has been suspended for 2009.

When an officer relocates in order to join the Company, as did Mr. Myers in early 2008, the Company reimburses the officer for relocation expenses.

Change of Control; Termination

We enter into employment agreements that provide for benefits upon termination of employment or upon a change of control occasionally, with our most senior officers. When Mr. Bowen joined us in 2002, the Committee negotiated an employment agreement with him that provided for benefits to him upon a change of control and upon his termination without cause. Likewise, when Andy Myers, our new Chef Executive Officer, joined us in 2008 and was promoted in 2009, and when Mr. Feller joined us as Chief Financial Officer in 2008, their terms of employment provided for certain termination benefits under certain circumstances. These benefits are described below, under Change of Control; Termination.

Equity Grant Procedures

In February 2009, the Committee modified and improved the written procedures for recommending, approving and recording compensatory equity grants that were adopted by the Committee in 2007. Under these procedures, and our prior practice, the Compensation Committee makes all grants to corporate officers. The Committee has delegated to a two-person Non-Officer Equity Grant Committee the power to make grants to non-officer employees and consultants within guidelines established by the Compensation Committee. The members of that Committee are presently Andy Myers, our CEO, and David Smith, an independent member of the Compensation Committee. All grants authorized by the Committee are periodically reviewed by the Compensation Committee. These procedures specify (1) that the grant price for options must be fair market value on the date of the grant, (2) the processes for documenting and reporting equity award grants, and (3) the processes for confirming data and, if necessary, for correcting errors.

Effect of a Restatement

In March 2007, the Committee adopted a policy relating to the adjustment of incentive compensation in the event of certain restatements. Should a restatement occur that has a material impact on our financial results and where the restatement is the result of fraud or other misconduct on the part of one or more named officers, the Committee will evaluate whether it is appropriate to adjust incentive compensation previously received by named officers involved in the misconduct. The Committee may, to the extent permitted by applicable law, make retroactive adjustments to such payments to named officers involved in such misconduct to the extent that such payments were predicated upon the achievement of financial results that were subsequently the subject of the restatement. Where appropriate, we will seek to recover any such amount determined to have been inappropriately received by such a named officer.

Equity Ownership Guidelines

Our Board adopted guidelines with respect to the minimum value of our Common Stock that should be owned by our corporate officers and directors. These guidelines are being phased in over a five year period. The guidelines provide that corporate officers should own stock with a value of no less than the following levels:

Chief Executive Officer: three times base salary;
Senior Vice Presidents: two times base salary; and
All other executive officers: one times base salary.

The guidelines also provide that directors should own (or be affiliated with entities that own) shares of our Common Stock with a value no less than two times their annual director retainer. The guidelines state that these levels should be reached within five years after establishment of the policy or, if later, within five years after the executive officer or director is first appointed or elected to be an officer or director. Until an individual reaches the level specified in the guidelines, the guidelines provide that such individual should retain at least 75% of the shares purchased on exercise of stock options that are not needed to pay the purchase price of the stock or the applicable tax.

Limitation on Deduction of Compensation Paid to Named Officers

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain named officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

The Compensation Committee believes that stock options granted under our 1999 Equity Incentive Plan with an exercise price at least equal to the fair market value of our common stock on the date of grant shall be treated as “performance-based compensation.” Provisions contained in the Incentive Plan allow any compensation recognized by a named officer as a result of the grant of such a stock option to be deductible by us. Base salary, MIP bonus payments and restricted stock units that vest based on time, however, will not be treated as “performance-based compensation” for purposes of Section 162(m).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation (4)		Total

Robert C. Bowen Chairman and Chief Executive Officer during 2008, now Executive Chairman
	2008	$295,313	—	$115,525		—	$14,589	(5)	$425,427
	2007	$311,250	—	$197,277		$94,500	$2,496		$605,523
	2006	$300,000	—	$250,419		$173,533	$2,336		$726,288

Jane A. Freeman Executive Vice President and Chief Financial Officer (6)
	2008	$212,856	$127,820 (6)	$25,348	(6)	—	$96,507	(6)	$462,530
	2007	$231,961	$69,338	$107,820		$49,350	$4,989		$463,458
	2006	$219,000	$20,573	$118,759		$94,827	$2,989		$456,148

Robert E. Feller Senior Vice President and Chief Financial Officer (7)	2008	$10,013	—	$436		—	—		$10,539

D. Andrew Myers President and Chief Operating Officer, became Chief Executive Officer in January 2009	2008	$257,371	$38,638	$4,634		—	$102,109	(8)	$402,752

Glenn G. Chapin	2008	$86,131	$90,945 (9)	$23,456	(9)	—	$142,159	(9)	$342,691
Vice President	2007	$217,000	$67,536	$46,067		$24,750	$2,286		$357,639
K-12 Sales (9)	2006	$208,000	$20,573	$54,009		$114,139	$275		$396,996

William M. Jenkins	2008	$207,625	$104,799	$45,214		—	$4,438		$362,076
Chief Technology	2007	$206,750	$67,536	$67,766		$24,255	$4,373		$370,680
Officer	2006	$197,000	$20,573	$75,707		$60,429	$2,200		$355,909

Linda L. Carloni	2008	$205,206	$63,334	$34,296		—	$4,421		$307,257
Senior Vice President	2007	$203,500	$40,068	56,102		$43,260	$4,304		$347,234
and General Counsel	2006	$196,000	$15,430	$62,390		$62,769	$2,199		$338,788

(1)

Represents the value of restricted stock unit grants to the named officers as recorded in our financial statements during the specified year, disregarding the estimate of forfeitures related to service-based vesting conditions. See Note 3, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2008 for the assumptions used to determine the valuation of these awards.

(2)

Represents the value of option grants to the named officers as recorded in our financial statements during the specified year, disregarding the estimate of forfeitures related to service-based vesting conditions. See Note 3, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2008 for the assumptions used to determine the valuation of these awards.

(3)

For 2006, payments under the 2006 Management Incentive Plan, paid in early 2007. For 2007, payments under the 2007 Management Incentive Plan, which were paid in early 2008. No payments were made to named officers under the 2008 Management Incentive Plan.

(4)

Includes (a) the amount paid by us for life insurance premiums for the named officers, consistent with the life insurance program for all regular full time employees; (b) monthly nearby parking for Oakland, California-based officers; and (c) the employer matching contribution to our 401(K) plan for all named officers who participate in that plan.

(5)	Also includes $10,021 in reimbursement of commuting expenses between the Oakland office and Mr. Bowen’s out-of-state residences, as provided by the 2008 amendment to his employment agreement.
(6)

Ms. Freeman’s last day of employment with the Company was October 6, 2008. Other income in 2008 includes $92,590 in severance payments to Ms. Freeman during 2008. The end of Ms. Freeman’s employment in 2008 created service-related forfeitures of $75,067 related to stock award expense and $16,464 related to option award expense in 2008.

(7)	Mr. Feller joined us as our Chief Financial Officer on December 15, 2008.
(8)

Also includes relocation expenses as follows: $4,138 travel costs, $33,308 in closing costs for the sale of Mr. Myers’ prior residence and purchase of a new home; $11,200 in a diminution of value allowance relating to the sale of Mr. Myers’ prior residence, $22,917 in a supplemental relocation allowance and $26,398 in tax gross-up.

(9)

Mr. Chapin’s last day of employment with the Company was May 20, 2008. Other income in 2008 includes $140,016 in severance payments to Mr. Chapin during 2008. The end of Mr. Chapin’s employment in 2008 created service-related forfeitures of $76,729 related to stock award expense and $12,746 related to option award expense in 2008.

Effective June 4, 2008, the Compensation Committee approved certain changes in Mr. Bowen’s original employment agreement. Under this amendment, Mr. Bowen’s employment term was extended until June 4, 2010. The company also agreed to pay Mr. Bowen’s reasonable commuting expenses from the Company’s Oakland, CA office to his homes in Minneapolis, Minnesota and Phoenix, Arizona, subject to the Company’s expense reimbursement and travel policies. The Company also agreed to reimburse Mr. Bowen for reasonable medical insurance costs of him and his spouse for five years after his employment with the Company ends. In connection with Mr. Bowen’s becoming Executive Chairman in January 2009, the Compensation Committee approved a second amendment to Mr. Bowen’s Employment Agreement, in which Mr. Bowen’s time commitment was reduced to 50% and his salary was decreased to $250,000.

Base Salary

Generally, we target our executive base salary to the 50th percentile of the relevant market. In the March 2008 executive compensation review, the Committee reviewed, for each named officer, the total compensation and benefits provided to that officer (or that could become payable under various hypothetical scenarios, such as significant stock price increases and termination of employment), comparative peer group and/or survey data assembled by our compensation consultant, and the CEO’s performance evaluation of and compensation recommendation. As a result of these reviews, the Committee approved increases in the named officers’ base salaries by an average of 2.7% in 2008. These salary increases were effective the following April 1.

In July 2008, in light of the Company’s lower than anticipated sales during the first half of 2008, the Compensation Committee adopted, and each of the named officers agreed to, a salary deferral plan. Under the plan, 15% of the CEO’s salary and 10% of the salary of each other named officer was deferred during the period from August 1, 2008 to December 31, 2008 and would be paid only if we achieved $50 million in booked sales during 2008. The Company did not achieve that booked sales target, and the deferred amounts were not paid. The named officers’ salaries reverted to their prior levels effective January 1, 2009.

In December 2008, in connection with the Board’s decision to promote Ms. Carloni, our General Counsel, to Senior Vice President, the Compensation Committee increased Ms. Carloni’s salary by 4.6%.

Non-Equity Incentive Plan Compensation

The non-equity incentive plan compensation reflected in the table above for 2006 and 2007 consists of payments under the Management Incentive Plans adopted by the Compensation Committee for these years. The Compensation Committee also adopted a Management Incentive Plan for 2008; no payments were made under that Plan. Each of these Plans provided for cash bonuses upon the achievement of specified corporate and individual goals. Individual goals were generally both qualitative and quantitative, so that the Committee’s determination of individual goal achievement generally involved both subjective judgment and objective measurements. For 2008, the financial goals were revenue and operating profit (before the payment of MIP and profit sharing plan bonuses), reflecting our emphasis on aligning management incentives directly with our most important GAAP financial measures. Bonus potential was allocated 35% to the revenue goal, 35% to the operating profit goal and 30% to individual performance. At target level, or 100% goal or individual performance achievement, named officers were eligible to receive 100% of the target bonus, which ranged from 35% to 50% of base salary for the named officers. If the hurdle level for a given goal or for individual performance was reached, 50% of the target bonus for that goal was earned and if the maximum over-achievement level for the goal for individual performance was reached, 200% of that goal’s target bonus became payable. The hurdle, target and maximum overachievement levels for our shared financial goals were:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Max. Overachievement Level

Revenue	$53.0 million	$57.5 million	$60.0 million

Operating profit before payment of MIP and PSP bonuses Net profit	$1.5 million	$3.3 million	$5.8 million

No payments were made under the 2008 Management Incentive Plan to the named officers. Because we did not achieve the hurdle level for either financial goal, the named officers therefore received no bonuses based on the financial goals. For purposes of the individual performance component of the MIP payment, the Committee determined that, because of the Company’s lower-than-expected sales results, the general economic environment and other factors, no named officers would receive payments based on individual performance.

The Committee approved a similar Management Incentive Plan for 2009. For 2009, the Committee has determined that the financial goals will be booked sales and earnings before interest, taxes, depreciation, amortization and stock compensation expense (EBITDAS), because these most closely reflect our most critical business objectives for 2009.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

								Grant Date Fair Value of Stock and Option Awards
					All other stock awards; number of shares of stock or units(#)	All Other Option Awards: Number of Securities Underlying Options (#)
							Exercise or Base Price of Option Awards ($/sh)

		Estimated future payouts under non-equity incentive plan awards
	Grant Date

Name		Threshold	Target	Maximum

Robert C. Bowen	none	$78,750	$157,500	$315,000	0	0	n/a	n/a

Jane A. Freeman	none	$58,500	$117,000	$234,000	0	0	n/a	n/a

Robert E. Feller	12/15/2008	n/a	n/a	n/a	0	40,000	$1.92	$39,812

D. Andrew Myers	1/2/2008	$68,750	$137,500	$275,000	30,000			$162,300
	7/30/2008					30,000	$3.54	$43,959

Glenn G. Chapin	3/6/2008	$57,000	$114,000	$228,000	15,000	0	n/a	$67,650

William M. Jenkins	3/6/2008	$38,325	$76,650	$153,300	30,000	0	n/a	$135,300

Linda L. Carloni	3/6/2008	$37,975	$75,950	$151,900	20,000	0	n/a	$90,200

The estimated future payouts under non-equity awards described in the table above are the potential payouts under the 2008 Management Incentive Plan at the threshold, target and maximum levels specified by that Plan. No amounts were paid to officers under that Plan. Because Mr. Feller joined us in December 2008, he was not eligible for any potential payment under the plan.

We use equity awards as our method of long term incentive compensation, as well as to align our executives’ interests with those of our stockholders. During 2008, we transitioned from using restricted stock units as our principal form of equity compensation to using options. As a result, named officers received both stock options and restricted stock units in 2008. The January 2008 restricted stock unit grant to Mr. Myers and the December 2008 option grant to Mr. Feller were hiring grants, awarded to these officers by the Compensation Committee in connection with their joining us as officers. In March 2008, as part of the annual compensation review, the Committee awarded restricted stock units to Mr. Chapin, Mr. Jenkins and Ms. Carloni. In determining individual awards, the Committee considered each officer’s level of performance, contribution and responsibility, other equity holdings and awards, market data provided by our outside compensation consultant, internal equity among officers, and the CEO’s recommendation. In July 2008, the Committee made an additional equity grant to Mr. Myers based on those same factors. Because of the significant number of options granted to Mr. Bowen at the time of his employment, the Committee determined not to grant additional equity to Mr. Bowen during 2008.

The restricted stock units awarded to the named officers generally vest over four years, 25% after the first year, and 12.5% every six months thereafter. Mr. Myers’ hiring award vested 33% after one year, and the remainder in equal installments every six months over the next 36 months. Vesting continues only so long as the officer remains employed with us. Upon vesting, the restricted stock units are settled for our Common Stock on a one-for-one basis. The options granted to Mr. Myers and Mr. Feller vest in equal monthly installments over 48 months, provided that any shares that would have vested in the first 12 months of employment vest in a cliff upon completion of that first year.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards				Stock Awards

Name	No. securities underlying unexercised options (#) exercisable	No. of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	No. of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($)

	250,000	—	$1.39	6/3/2012
Robert C. Bowen	750,000	—	$1.39	6/3/2012
	46,875	3,125	$5.95	3/14/2015	—	—

	45,000	—	$16.75	1/06/2009
	10,000	—	$6.13	1/06/2009
Jane A. Freeman (3)	50,000	—	$1.76	1/06/2009
	30,000	—	$1.60	1/06/2009
	30,000	—	$1.90	1/06/2009
	50,000	—	$5.64	1/06/2009
	35,000	—	$5.95	1/06/2009	—	—

Robert E. Feller		40,000	$1.92	12/14/2018	—	—

D. Andrew Myers	—	30,000	$3.54	7/29/2018	30,000	$58,680

Glenn G. Chapin (4)	—	—	—	—	—	—
	25,000	—	$6.13	11/5/2010
	7,500	—	$1.60	3/7/2012
	25,000	—	$1.90	2/23/2013	56,250	$110,025
William M. Jenkins	20,000	—	$5.64	1/26/2014
	37,500	2,500	$5.95	3/14/2015

	25,000	—	$16.31	10/18/2009
	15,000	—	$17.19	5/31/2010
	25,000	—	$6.13	11/5/2010
	7,500	—	$1.60	3/7/2012	35,000	$68,460
	25,000	—	$1.90	2/23/2013
	25,000		$5.64	1/26/2014
Linda L. Carloni	28,125	1,875	$5.95	3/14/2015

(1)

These options vest in monthly installments of 1/48 of the total shares granted over a period of four years starting approximately on grant date. In certain circumstances, the options described above for Mr. Feller and Mr. Myers may accelerate in the event that their employment is terminated after a change in control. See Change in Control; Termination below.

(2)

Restricted stock units, which vest over four years, 25% after one year and 12.5% every six months thereafter. At vesting, restricted stock units are settled for our Common Stock on a one-for-one basis, except for Mr. Myers’ restricted stock units described above, which vest over four years, 33% after one year and 11.17% every six months thereafter.

(3)	Because Ms. Freeman’s employment terminated October 6, 2008, all of her options expired January 6, 2009 and her outstanding stock award expired on October 6, 2008.
(4)	Because Mr. Chapin’s employment terminated on May 20, 2008, all of his options expired August 20, 2008 and his outstanding stock awards expired on May 20, 2008.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2008

	Option Awards		Stock Awards

Name	No. shares acquired on exercise (#)	Value realized on exercise ($)	No. shares acquired on vesting (#)	Value realized on vesting ($)

Robert C. Bowen	—	—	—	—
Jane A. Freeman	—	—	16,250	$66,288
Robert E. Feller	—	—	—	—
D. Andrew Myers	—	—	—	—
Glenn G. Chapin	95,000	$348,898	10,000	$44,100
William M. Jenkins	—	—	16,250	$66,288
Linda L. Carloni	—	—	9.375	$38,119

The stock awards described in the table above are shares that vested under restricted stock awards granted in prior years, which vest over four years.

CHANGE OF CONTROL; TERMINATION

The employment agreement negotiated with Mr. Bowen when he joined us provided for benefits to him upon his termination without cause during his first six years of employment with the Company, which expired June 4, 2008. Had Mr. Bowen been terminated during that period without cause, as defined in his employment agreement, he would have been entitled to severance benefits equal to his base salary plus the premiums to continue his company health insurance for a period of two years or for such shorter period as then remained in the original six year employment period. Mr. Bowen was not entitled to any severance benefits under his agreement if he had been terminated for cause, as defined in his employment agreement.

Prior to June 4, 2008, Mr. Bowen’s agreement also provided for an acceleration of his stock options upon a change in control. The agreement defined a change of control as a “transaction” which resulted in Warburg Pincus L.P. and its affiliates holding a smaller percentage of our outstanding voting power than any other investor that holds at least 35% of our shares (subject to certain exceptions). Under Mr. Bowen’s agreement, a “transaction” was defined as any of the following (but in each case, only if Mr. Bowen did not remain or become the CEO of our company or the surviving entity, as applicable, after the consummation of such transaction): (1) an acquisition of our securities by a 35% or greater stockholder, (2) a merger, consolidation or other similar transaction which resulted in our stockholders immediately prior to such transaction owning less than a majority of the combined voting power of our company or, as applicable, less than a majority of the combined voting power of the parent of the surviving entity, or (3) a sale, lease, license or other disposition of all or substantially all of our consolidated assets and those of our subsidiaries (unless our stockholders hold a majority of the combined voting power of the entity purchasing, leasing, licensing or otherwise acquiring such assets from our company). Upon any such a change of control event, the time-based vesting of Mr. Bowen’s options would have accelerated, such that all unvested options would have become immediately exercisable. The performance-based vesting did not accelerate except to the extent that such a transaction resulted in the Company’s stock price attaining one of the threshold target prices set forth in the employment agreement.

In connection with his joining the Company, the Committee approved termination of employment provisions for D. Andrew Myers, who became our President and Chief Operating Officer in January 2008. If Mr. Myers’ employment is terminated by us without cause, as defined in the agreement, Mr. Myers will receive payment of 12 months of his then-current base salary as severance compensation. If Mr. Myers is terminated for cause, as defined in his employment agreement, he is not entitled to any severance benefits under these provisions. In connection with Mr. Myers’ promotion to be Chief Executive Officer, the Committee approved additional change of control provisions. If there is a change of control, as defined in Mr. Myers’ agreement, and within 18 months Mr. Myers is terminated without cause or resigns because of a material change in his position, responsibilities, pay or location, then vesting under the option granted to Mr. Myers in January 2009 and the equity grants previously made to Mr. Myers in January 2008 and July 2008 shall accelerate in full, and Mr. Myers shall receive severance payments equal to one year’s base salary.

In connection with his joining the Company, the Committee approved certain severance benefits for Mr. Feller, who joined us as our Chief Executive Officer in December 2008. If Mr. Feller’s employment is terminated other than for cause in his first year of employment with us, the one-year vesting cliff with respect to his equity awards is disregarded, and he receives the benefit of straight-line monthly vesting. In addition, if there is a change of control, and within 18 months thereafter, Mr. Feller is terminated without cause or resigns because of a material change in his position, responsibilities, pay or location, then his initial equity grant accelerates one year and he receives 6 months base salary.

No other executive officers have contracts with us that provide for change of control or severance payments. Under our equity plans, however, in the event of certain mergers and similar transactions, if the surviving corporation does not assume our outstanding awards or substitute similar awards, the vesting of all outstanding awards accelerates in full. The table below shows the value to all named officers of such potential acceleration as of December 31, 2008, assuming the number of shares vested on that date. The value is calculated by multiplying the number of shares subject to restricted stock units whose vesting would be accelerated by the market price on December 31, 2008 plus the value of all in-the-money unvested options at December 31, 2008. At that date, only Mr. Feller held any in-the-money unvested options.

Name	Value of Potential Acceleration of Unvested Stock Awards at December 31, 2008

Robert C. Bowen	—

Jane A. Freeman	—

Robert E. Feller	$1,400

D. Andrew Myers	$58,680

Glenn G. Chapin	—

William M. Jenkins	$110,025

Linda L. Carloni	$68,460

DIRECTOR COMPENSATION FOR FISCAL 2008

The following table describes the compensation paid to the members of our Board of Directors for 2008.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (4)		Option Awards ($) (3) (4)	All Other Compensation ($) (5)	Total

E. Vermont Blanchard, Jr.	$25,876	$1,866		—	—	$27,742

Ajit Dalvi (6)	$24,326	$1,866	(6)	—	—	$26,192

Carleton A. Holstrom (6)	$26,438	$1,866		—	—	$28,304

Joseph B. Martin (6)	$31,260	$1,866	(6)	—	—	$33,126

Michael M. Merzenich (6)	$25,683	$1,866		—	$14,500	$42,049

Rodman W. Moorhead, III	$38,500	$4,241		—	—	$42,741

Michael A. Moses	$15,438	$1,866		$173,654	$39,996	$230,954

Lance R. Odden	$14,438	$1,866		—	—	$16,304

David W. Smith	$22,438	$1,866		—	—	$24,304

Paula A. Tallal	$19,438	$1,866		—	$87,516	$108,820

Jeffrey D. Thomas (7)	$3,397	$1,077		—	—	$4,474

(1)	Directors have the option of receiving their retainer in cash or stock. All retainers, whether paid in cash or stock, are included in this column.

(2)

Represents the value of restricted stock units awarded to the directors as recorded in our 2008 financial statements, disregarding the estimate of forfeitures related to service-based vesting conditions. Restricted stock units granted to directors vest over three years.

(3)

Represents the value of options awarded to directors as recorded in our 2008 financial statements disregarding the estimate of forfeitures related to service-based vesting conditions. No options were granted to directors in 2008, and only Dr. Moses holds unvested stock options, so the only option expense recorded for non-employee directors in 2008 was for Dr. Moses.

(4)	Additional information with respect to restricted stock units granted to and held by directors and options held by directors:

	RSUs granted in 2008			# shares subject to options at 12/31/08
Name of Director	# of shares	Grant date fair value	# shares subject to RSUs at 12/31/08
E. Vermont Blanchard, Jr.	1,100	$5,951	917	30,000

Ajit Dalvi	1,100	$5,951	—	30,000

Carleton A. Holstrom	1,100	$5,951	917	30,000

Joseph B. Martin	1,100	$5,951	—	30,000

Michael M. Merzenich	1,100	$5,951	917	30,000

Rodman W. Moorhead, III	2,500	$13,525	2,084	5,000

Michael A. Moses	1,100	$5,951	917	185,000

Lance R. Odden	1,100	$5,951	917	50,000

David W. Smith	1,100	$5,951	917	30,000

Paula A. Tallal	1,100	$5,951	917	30,000

Jeffrey D. Thomas	8,000	$20,000	8,000	—

See Note 2, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2008 for the assumptions used to determine the valuation of these awards.

(5)

Consulting fees paid to Drs. Merzenich, Moses and Tallal for consulting services provided to us in 2008. Dr. Tallal consults for us doing public speaking, working with key accounts, reviewing our research plans and assisting in our relationships with private providers. For 2008, Dr. Tallal’s contract provided for an annual retainer of $87,516. For 2008, Dr. Merzenich’s contract provided that he would do public speaking, meet with educational leaders and other audiences, and work on other projects as mutually agreed. Dr. Merzenich was compensated at a rate of $2000 per day, and neither we nor Dr. Merzenich were committed to a particular number of days. Dr. Moses provides executive-level sales and marketing consulting services to us, at a consulting fee of $40,000 per year, in addition to his stock options.

(6)

Messrs. Dalvi and Holstrom and Drs. Martin and Merzenich resigned from our Board in October 2008. Mr. Holstrom and Dr. Merzenich continued their relationship with us as consultants. The resignations of Mr. Dalvi and Dr. Martin in October 2008 created service-related forfeitures of $876 each related to stock award expense in 2008.

(7)	Mr. Thomas joined us as a director in November 2008.

During 2007, our Compensation Committee reviewed our non-employee director compensation structure, with the assistance of our compensation consultant, Compensia, which provided information on peer and best practices in director compensation and recommended changes in our director compensation program. Effective January 1, 2008, the Board adopted a revised non-employee director compensation program, which includes the following components for continuing directors:

•	On January 1 of each year, an award of annual retainers:
	o	$20,000 to each director who is not an employee of the Company;
	o	$7,500 to the lead independent director;
	o	$10,000 to the Chair of the Audit Committee; and
	o	$2,000 to the Chair of each other committee of the Board.

•

For each regular or special meeting of any Committee of the Board of Directors attended by such director in person or by telephone: a Committee meeting fee of $1000. There are no meeting fees for Board meetings.

•

On January 1 of each year, annual restricted stock unit awards of 2,500 shares, vesting over three years in equal six-month increments. Effective November 2007, the Board terminated the Company’s 1999 Non-employee Directors Stock Option Plan, which had previously provided automatic annual and initial grants to nonemployee directors.

Retainers are paid, at the individual director’s direction, either in cash or in shares of our Common Stock issued pursuant to our 1999 Equity Incentive Plan, as amended. If a director elects to receive a retainer in stock, the number of shares is determined by dividing the amount of the retainer by the fair market value of our Common Stock on January 1, the date of the retainer award. Meeting fees are paid in cash.

This change in our director compensation program also moved director compensation onto a calendar year basis, compared to the prior August – July compensation year. Because compensation had already been paid to the directors under the prior program for the first seven months of 2008, 2008 was a transitional year for director compensation. Therefore, each of our non-employee directors (other than Mr. Moorhead and Mr. Thomas) received a prorated annual retainer of $14,438. Committee chair prorated retainers were $4,438 to the Chair of the Audit Committee and $888 to the chairs of the research and marketing committees. Each non-employee director (other than Mr. Moorhead and Mr. Thomas) received a prorated restricted stock unit grant for 1,100 shares, vesting over a three year period.

Mr. Moorhead had not received compensation for the first half of 2008, so for 2008 he received compensation under the new program: annual retainers of $20,000 as a member of the Board, $7,500 as lead independent director and $2,000 each as chair of the Compensation and Nominating and Corporate Governance Committees. Mr. Moorhead was also awarded a restricted stock unit grant for 2,500 shares, vesting over a three year period.

Our new compensation program also provides that if a non-employee director joins the Board mid-year, upon joining the director receives a prorated annual retainer; Mr. Thomas received a retainer of $3,397 upon joining the Board in November. Upon joining the Board, each new director is entitled to receive, and Mr. Thomas did receive, a restricted stock unit grant for 8,000 shares, vesting over a three year period.

Members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	3,695,003	$4.25	996,921(2)

(1)	All of our equity compensation plans have been approved by the stockholders.
(2)	Includes 421,127 shares eligible for purchase under our 1999 Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2008.

From the members of the Compensation Committee of Scientific Learning Corporation.

Rodman W. Moorhead, III, Chair
David W. Smith
Jeffrey D. Thomas

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our Compensation Committee consists of Mr. Moorhead, Mr. Smith and Mr. Thomas. None of the members of the Compensation Committee has been an officer or employee of ours. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. Until his recent retirement, Mr. Moorhead was affiliated with Warburg Pincus and its related entities, which have engaged in a number of transactions with us. These transactions are described above, under “Independence of Directors.”

CERTAIN TRANSACTIONS

Posit Science Corporation

We are a party to an arrangement with Posit Science Corporation (“Posit Science”), in which we have transferred technology to Posit Science for use in a defined health field. Dr. Michael M. Merzenich, who is a founder and significant stockholder and former officer and director of our company, is also a founder, director, significant stockholder and officer of Posit Science. Dr. Merzenich and his family presently hold an approximately 9% interest in Posit Science. The initial focus of Posit Science is on products to enhance cognitive abilities as people age and to combat age-related cognitive decline.

The arrangement includes a license of the patents we own, a sublicense of the patents we license from others, the license of certain software we developed, and the transfer of assets related to certain research projects. All of the rights licensed to Posit Science are limited to the defined health field and most are exclusive in that field. We continue to use the licensed patents and technology in the fields of education and speech and language therapy, and retain all rights to our technology outside of the defined health field. We also agreed with Posit Science that we would license one another certain patents that may be issued in the future, on which royalties would be paid, and that we would provide Posit Science certain technology transfer, hosting and support services. The terms of the transaction were determined through arms’ length negotiations between Posit Science and us, in which Dr. Merzenich did not participate.

We recorded royalty payments of $241,508 from Posit Science in 2008, of which $91,508 were pass-through royalties that we owed and paid to the universities under the licensing arrangement described below. Under the arrangement, Posit Science is required to pay us a royalty of between 2% to 4% of their sales of the products that use the licensed technology. In 2009, Posit Science is required to pay us royalties of not less than $150,000, as well as continued pass-through royalties. In the technology transfer arrangement, we also received 1,772,727 shares of Series A Preferred Stock in Posit Science. Because Posit Science is an early stage venture, the shares of which are not actively traded, in our financial statements we have assigned a value of zero to the Posit Science shares we received.

University Licensing

The technology underlying our original products was initially developed by four of our founders, Drs. Tallal, Merzenich, Jenkins and Steven Miller, among others, at the University of California, San Francisco and Rutgers, the State University of New Jersey. Dr. Tallal is a member of our Board and Dr. Jenkins is one of our executive officers. We have licensed the university patent rights that resulted from this work. At December 31, 2008, eleven U.S. and six foreign patents issuing from these applications had been granted and one additional foreign application was pending.

Under this license, we are obligated to make payments to the University of California (on behalf of both universities). During 2008, we expensed an aggregate of approximately $757,000 for royalty payments under the license. Royalties are calculated based on a percentage of sales of covered products. In 2009, and for each year thereafter during the term of the license, the minimum royalty payment will be $150,000.

Pursuant to the patent policies of the universities, as well as understandings between inventors affiliated with each university, each university distributes to those inventors affiliated with the university, on an annual basis, a portion of the payments received from us. In 2008 the inventors who are presently our directors or executive officers received the following payments from their universities: Dr. Tallal, $103,064 and Dr. Jenkins, $41,077. The amount of any future university distributions to the inventors is indeterminable at this time because these figures are based on our future sales levels. However, we estimate that less than 1% of product sales during the term of the license will be payable by the universities to each inventor. We negotiated the license on an arm’s length basis, without involvement by the inventors.

Other Agreements

We have entered into indemnity agreements with each of our directors and executive officers. Our certificate of incorporation and bylaws also contain provisions relating to limitation of liability and indemnification of directors and officers.

We believe that the foregoing transactions were in the best interests of Scientific Learning and our stockholders. Each of these transactions was approved by a majority of the disinterested members of the Board and/or by the Audit Committee of the Board.

Review of Related Party Transactions

Our current Policies on Business Ethics (which are posted on our website) require advance approval of all business relationships between us and an entity in which an employee or director has a substantial personal or family financial interest or to which the employee provides services. Our CEO must approve all such relationships. If the relationship involves an officer or a director, the transaction must also be approved by our Audit Committee. Whether or not a relationship is approved depends on whether the relationship is determined to be in the best interests of the company.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices and proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Scientific Learning stockholders will be “householding” our Notice and proxy materials. A single Notice or proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or proxy statement and annual report, please notify your broker, direct your written request to Linda Carloni, Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040, or contact Linda Carloni at 510-444-3500. Stockholders who currently receive multiple copies of the Notice or proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Linda L. Carloni
Secretary

April 13, 2009

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is being made available to stockholders with this Proxy Statement. We will furnish any of the Exhibits to the Report on Form 10-K free of charge to any stockholder upon request to Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

APPENDIX 1

SCIENTIFIC LEARNING CORPORATION

1999 EQUITY INCENTIVE PLAN

Adopted February 19, 1996
Approved By Stockholders March 30, 1996
Amended and Restated September 27, 1996
Approved By Stockholders June 11, 1997
Amended March 11, 1999
Amended and Restated May 17, 1999
Approved By Stockholders May 28, 1999
Amended March 8, 2000
Approved By Stockholders May 18, 2000
Amended May 30, 2002
Amended October 9, 2002
Amended February 25, 2003
Approved By Stockholders May 21, 2003
Amended January 28, 2004
Approved By Stockholders June 7, 2004¶
Amended and Restated March 8, 2006
Amended and Restated March 9, 2007
Approved By Stockholders June 1, 2007
Amended and Restated February 18, 2009
Approved By Stockholders _________, 2009

Termination Date: March 8, 2017

1.       PURPOSES.

          (a)          The Plan initially was established effective as of February 19, 1996 (the “Prior Plan”). The Prior Plan hereby was amended and restated in its entirety as the Plan, effective as of the date of the closing of the initial public offering (“IPO”) of the common stock of the Company (“Common Stock”). The terms of the Prior Plan shall remain in effect and apply to all options granted pursuant to the Prior Plan. Since the IPO, the Plan has been amended and restated a number of times and was most recently amended and restated on February 18, 2009.

          (b)          The purpose of the Plan is to provide a means by which selected Employees, Directors and Consultants may be given an opportunity to benefit from increases in value of the Common Stock through the granting of (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses, (iv) rights to purchase restricted stock, (v) Restricted Stock Unit Awards and (vi) Stock Appreciation Rights.

          (c)           The Company, by means of the Plan, seeks to retain the services of persons who are now Employees, Directors or Consultants, to secure and retain the services of new Employees, Directors and Consultants and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

          (d)           The Company intends that the Stock Awards issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Options granted pursuant to Section 6 hereof, including Incentive Stock Options and Nonstatutory Stock Options, (ii) stock bonuses and rights to purchase restricted stock granted pursuant to Section 7 hereof, (iii) Restricted Stock Unit Awards granted pursuant to Section 8 hereof, or (iv) Stock Appreciation Rights granted pursuant to Section 9 hereof. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2.       DEFINITIONS.

          (a)          “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

          (b)           “Board” means the Board of Directors of the Company.

          (c)           “Code” means the Internal Revenue Code of 1986, as amended.

          (d)           “Committee” means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

          (e)           “Company” means Scientific Learning Corporation, a Delaware corporation.

          (f)           “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

          (g)           “Continuous Service” means that the Optionee’s employment or service with the Company or an Affiliate of the Company, whether in the capacity of an Employee, a Director or a Consultant, is not interrupted or terminated. The Optionee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders employment or service to the Company or an Affiliate or the Company or a change in the entity for which the Optionee renders such employment or service, provided that there is no interruption or termination of the Optionee’s Continuous Service. The Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Board or the Chief Executive Officer of the Company, including sick leave, military leave, or any other personal leave.

          (h)           “Covered Employee” means the Chief Executive Officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

          (i)          “Director” means a member of the Board.

          (j)           “Disability” means the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person’s position with the Company or an Affiliate of the Company because of the sickness or injury of the person.

          (k)          “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

          (l)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (m)          “Fair Market Value” means, as of any date, the value of the Common Stock of the Company determined as follows:

                           (i)          If the Common Stock is listed on any established stock exchange, traded on any Nasdaq market, or quoted on the OTC Bulletin Board, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange, market or board (or the exchange or market with the greatest volume of trading in Common Stock) on the day of determination (or, if there was no closing sales price for that day, on the immediately prior trading day on which there was a closing sales price), as reported in the Wall Street Journal or such other source as the Board deems reliable;

                          (ii)           In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board and to the extent that the Company is subject to Section 260.140.50 of Title 10 of the California Code of Regulations at the time a Stock Award is granted, in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations.

          (n)          “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (o)           “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

          (p)          “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

          (q)          “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (r)          “Option” means a stock option granted pursuant to the Plan.

          (s)          “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

          (t)          “Optionee” means a person to whom an Option is granted pursuant to the Plan, or if applicable, such other person who holds an outstanding Option.

          (u)          “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time, and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

          (v)          “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

          (w)          “Plan” means this Scientific Learning Corporation 1999 Equity Incentive Plan.

          (x)          “Restricted Stock Unit Award” means a Stock Award denominated in shares of Common Stock equivalents granted pursuant to the terms and conditions of Section 8 in which the Participant has the right to receive a specified number of shares of Common Stock over a specified period of time.

          (y)           “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of an individual Restricted Stock Unit Award. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

          (z)           “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

          (aa)          “Securities Act” means the Securities Act of 1933, as amended.

          (bb)           “Stock Appreciation Right” means any of the various types of rights which may be granted under Section 9 of the Plan.

          (cc)           “Stock Award” means any right granted under the Plan, including any Option, any stock bonus, any right to purchase restricted stock, any Restricted Stock Unit Award and any Stock Appreciation Right.

          (dd)          “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

          (ee)          “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Affiliates.

3.        ADMINISTRATION.

          (a)          The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

          (b)           The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

                        (i)           To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; whether a Stock Award will be an Incentive Stock Option or a Nonstatutory Stock Option, a stock bonus, a right to purchase restricted stock, a Restricted Stock Unit Award or a Stock Appreciation Right or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; whether a person shall be permitted to receive stock upon exercise of an Independent Stock Appreciation Right; and the number of shares with respect to which a Stock Award shall be granted to each such person.

                        (ii)           To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                        (iii)          To amend the Plan or a Stock Award as provided in Section 14.

                        (iv)          Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

          (c)          The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board. In the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Code Section 162(m), or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Notwithstanding anything in this Section 3 to the contrary, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options to eligible persons who (1) are not then subject to Section 16 of the Exchange Act and/or (2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option, or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code.

4.       SHARES SUBJECT TO THE PLAN.

          (a)          Subject to the provisions of subsection 13(a) relating to adjustments upon changes in stock and subject to Section 4(c) below, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate Seven Million Seven Hundred Forty-Two Thousand Six Hundred Sixty Six (7,742,666) shares of Common Stock, less any shares which are subject to Stock Awards granted under the Company’s Milestone Equity Incentive Plan, as then in effect. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. Shares subject to Stock Appreciation Rights exercised in accordance with Section 9 of the Plan shall not be available for subsequent issuance under the Plan.

          (b)           The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

          (c)           Notwithstanding any provision herein to the contrary, in the event the Plan is not approved by holders of at least two-thirds of the Company’s outstanding common stock within twelve months of the date a Stock Award is first granted hereunder following the October 2002 amendment of the Plan, then, unless an exemption from qualification is available with respect to such grant that does not require compliance with the provisions of 260.140.45 of the California Code of Regulations, any Stock Award granted hereunder which (i) followed the October 2002 amendment of the Plan and (ii) was granted at a time when the total number of securities issuable upon exercise of all outstanding options [exclusive of rights described in Section 260.140.40 and warrants described in Sections 260.140.43 and 260.140.44 of the California Code of Regulations, and any purchase plan or agreement as described in Section 260.140.42 of the California Code of Regulations (provided that the purchase plan or agreement provides that all securities will have a purchase price of 100% of the fair value, as determined in accordance with Section 260.140.50 of the California Code of Regulations, of the security either at the time the person is granted the right to purchase securities under the plan or agreement or at the time the purchase is consummated)] and the total number of securities called for under any bonus or similar plan or agreement exceeded 30% of the Company’s then outstanding securities, calculated on an as-converted to common stock basis, shall be void.

5.       ELIGIBILITY.

          (a)           Incentive Stock Options and Stock Appreciation Rights appurtenant thereto may be granted only to Employees. Stock Awards other than Incentive Stock Options and Stock Appreciation Rights appurtenant thereto may be granted to Employees, Directors and Consultants.

          (b)           No Ten Percent Stockholder shall be eligible for the grant of an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

          (c)           Subject to the provisions of Section 13 relating to adjustments upon changes in stock, no employee shall be eligible to be granted Options and Stock Appreciation Rights covering more than One Million Four Hundred Thousand (1,400,000)shares of the Common Stock in any calendar year.

6.       OPTION PROVISIONS.

          Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

          (a)          Term. No Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

          (b)           Price. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted; provided, however, that to the extent the Company is subject to Section 260.140.41 of Title 10 of the California Code of Regulations at the time the Nonstatutory Stock Option is granted, the exercise price of each Nonstatutory Stock Option granted to a Ten Percent Stockholder shall be at least (i) one hundred ten percent (110%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted or (ii) such lower percentage of the Fair Market Value of the stock subject to the Option on the date the Option is granted as is permitted by Section 260.140.41 of Title 10 of the California Code of Regulations at the time of the grant of the Option.

          (c)          Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or (ii) at the discretion of the Board (A) by delivery to the Company of other Common Stock of the Company, (B) according to a deferred payment (however, payment of the common stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment), or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock of the Company) with the person to whom the Option is granted or to whom the Option is transferred pursuant to subsection 6(d), or (C) in any other form of legal consideration that may be acceptable to the Board.

          In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

          The exercise price of an option may be paid by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations.

          (d)           Transferability. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person. A Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and, to the extent provided in the Option Agreement, to such further extent as permitted by Section 260.140.41(d) of Title 10 of the California Code of Regulations at the time of the grant of the Option, and shall be exercisable during the lifetime of the Optionee only by the Optionee. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee. Notwithstanding the foregoing, the Optionee may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

          (e)          Vesting. The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised, including the following subsection 6(f).

          (f)          Minimum Vesting. Notwithstanding the foregoing Section 6(e), to the extent that the following restrictions on vesting are required by Section 260.140.41(f) of Title 10 of the California Code of Regulations at the time of the grant of the Option, then:

                        (i)           Options granted to an Employee who is not an Officer, Director or Consultant shall provide for vesting of the total number of shares of Common Stock at a rate of at least twenty percent (20%) per year over five (5) years from the date the Option was granted, subject to reasonable conditions such as continued employment; and

                        (ii)         Options granted to Officers, Directors or Consultants may be made fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

          (g)          Termination of the Optionee’s Continuous Service. In the event an Optionee’s Continuous Service terminates (other than upon the Optionee’s death or Disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Optionee’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which, to the extent the Company is subject to Section 260.140.41 of Title 10 of the California Code of Regulations at the time the Option is granted, shall not be less than thirty (30) days), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

          An Optionee’s Option Agreement may also provide that, if the exercise of the Option following the termination of the Optionee’s Continuous Service (other than upon the Optionee’s death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option as described in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionee’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements (if such provisions would result in an extension of the time during which the Option may be exercised beyond the period described in the first paragraph of this subsection 6(g)).

          (h)          Disability of Optionee. In the event an Optionee’s Continuous Service terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement, which, to the extent the Company is subject to Section 260.140.41 of Title 10 of the California Code of Regulations at the time the Option is granted, shall not be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

          (i)           Death of Optionee. In the event of the death of an Optionee during, or within a period specified in the Option after the termination of, the Optionee’s Continuous Service, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option at the date of death) by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionee’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which, to the extent the Company is subject to Section 260.140.41 of Title 10 of the California Code of Regulations at the time the Option is granted, shall not be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

          (j)          Early Exercise. The Option may, but need not, include a provision whereby the Optionee may elect at any time before the Optionee’s Continuous Service terminates to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

7.       TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK.

          Each stock bonus or restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions as appropriate:

          (a)          Purchase Price. The purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such agreement, which, to the extent the Company is subject to Section 260.140.42 of Title 10 of the California Code of Regulations at the time the restricted Stock Award is granted, shall be at least eighty-five percent (85%) of the Fair Market Value of the stock subject to the agreement, except that for any Ten Percent Stockholder, the purchase price shall be at least one hundred percent (100%) of the Fair Market Value of the stock subject to the agreement. Notwithstanding the foregoing, the Board may determine that eligible participants in the Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company for its benefit.

          (b)          Transferability. Rights under a stock bonus or restricted stock purchase agreement shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

          (c)          Consideration. The purchase price of stock acquired pursuant to a stock purchase agreement shall be paid either: (i) in cash; (ii) at the discretion of the Board, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Notwithstanding the foregoing, the Board to which administration of the Plan has been delegated may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

          (d)          Vesting. Subject to the “Repurchase Limitation” in Section 12(g), shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

          (e)          Termination of Continuous Service. Subject to the “Repurchase Limitation” in Section 12(g), in the event the Stock Award recipient’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

8.       RESTRICTED STOCK UNIT AWARDS.

          Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award

Agreements need not be identical, but each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (a)          Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award will not be less that the par value of a share of Common Stock. Such consideration may be paid in any form permitted under applicable law.

          (b)          Vesting. At the time of grant of a Restricted Stock Unit Award, the Board shall impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its absolute discretion, deems appropriate. The Board may condition the vesting of the Restricted Stock Unit Award upon the attainment of specified performance objectives or such other factors as the Board may determine in its sole discretion, including time-based vesting.

          (c)          Payment. A Restricted Stock Unit Award will be denominated in shares of Common Stock equivalents. A Restricted Stock Unit Award will be settled by the delivery of shares of Common Stock.

          (d)          Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock equivalents covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock equivalents covered by the Restricted Stock Unit Award by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equivalents covered by the Restricted Stock Unit Award then credited by (2) the Fair Market Value per share of Common Stock on the payment date for such dividend, or in such other manner as determined by the Board. Any additional share equivalents covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents shall be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

          (e)          Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.

          (f)          Transferability. Restricted Stock Units shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Unit Agreement, as the Board shall determine in its discretion.

9.       STOCK APPRECIATION RIGHTS.

          (a)          Exercise. To exercise any outstanding Stock Appreciation Right, the holder must provide written notice of exercise to the Company in compliance with the provisions of the Stock Award Agreement evidencing such right. Except as provided in subsection 5(c), no limitation shall exist on the aggregate amount of cash payments the Company may make under the Plan in connection with the exercise of a Stock Appreciation Right.

          (b)          Awards. Three types of Stock Appreciation Rights shall be authorized for issuance under the Plan:

                        (i)          Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights will be granted appurtenant to an Option, and shall, except as specifically set forth in this Section 9, be subject to the same terms and conditions applicable to the particular Option grant to which it pertains. Tandem Stock Appreciation Rights will require the holder to elect between the exercise of the underlying Option for shares of stock and the surrender, in whole or in part, of such Option for an appreciation distribution. The appreciation distribution payable on the exercised Tandem Right shall be in cash (or, if so provided, in an equivalent number of shares of stock based on Fair Market Value on the date of the Option surrender) in an amount up to the excess of (A) the Fair Market

Value (on the date of the Option surrender) of the number of shares of stock covered by that portion of the surrendered Option in which the Optionee is vested over (B) the aggregate exercise price payable for such vested shares.

                         (ii)          Concurrent Stock Appreciation Rights. Concurrent Rights will be granted appurtenant to an Option and may apply to all or any portion of the shares of stock subject to the underlying Option and shall, except as specifically set forth in this Section 9, be subject to the same terms and conditions applicable to the particular Option grant to which it pertains. A Concurrent Right shall be exercised automatically at the same time the underlying Option is exercised with respect to the particular shares of stock to which the Concurrent Right pertains. The appreciation distribution payable on an exercised Concurrent Right shall be in cash (or, if so provided, in an equivalent number of shares of stock based on Fair Market Value on the date of the exercise of the Concurrent Right) in an amount equal to such portion as shall be determined by the Board or the Committee at the time of the grant of the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Concurrent Right) of the vested shares of stock purchased under the underlying Option which have Concurrent Rights appurtenant to them over (B) the aggregate exercise price paid for such shares.

                         (iii)          Independent Stock Appreciation Rights. Independent Rights will be granted independently of any Option and shall, except as specifically set forth in this Section 9, be subject to the same terms and conditions applicable to Nonstatutory Stock Options as set forth in Section 6. They shall be denominated in share equivalents. The appreciation distribution payable on the exercised Independent Right shall be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Independent Right) of a number of shares of Company stock equal to the number of share equivalents in which the holder is vested under such Independent Right, and with respect to which the holder is exercising the Independent Right on such date, over (B) the aggregate Fair Market Value (on the date of the grant of the Independent Right) of such number of shares of Company stock. The appreciation distribution payable on the exercised Independent Right shall be in cash or, if so provided, in an equivalent number of shares of stock based on Fair Market Value on the date of the exercise of the Independent Right.

10.       COVENANTS OF THE COMPANY.

            (a)           During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Stock Awards.

            (b)           The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares under Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

11.        Use of Proceeds from Stock.

            Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

12.       MISCELLANEOUS.

            (a)           The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

            (b)           Neither the recipient of a Stock Award nor any person to whom a Stock Award is transferred in accordance with the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

          (c)           Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any recipient or other holder of Stock Awards any right to continue in the employ of the Company or any Affiliate or to continue serving as a Consultant or a Director, or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without notice and with or without cause, or the right to terminate the relationship of any Consultant pursuant to the terms of such Consultant’s agreement with the Company or Affiliate or service as a Director pursuant to the Company’s Bylaws and the provisions of the corporate law of the state in which the Company is incorporated.

          (d)           To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

          (e)           The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred in accordance with the Plan, as a condition of exercising or acquiring stock under any Stock Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

          (f)           To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to such person by the Company) or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Stock Award; or (3) delivering to the Company owned and unencumbered shares of the Common Stock of the Company.

          (g)          Repurchase Limitation. The terms of any repurchase option shall be specified in the Stock Award, and the repurchase price may be either the Fair Market Value of the shares of Common Stock on the date of termination of Continuous Service or the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price. To the extent required by Section 260.140.41 and Section 260.140.42 of Title 10 of the California Code of Regulations at the time a Stock Award is made, any repurchase option contained in a Stock Award granted to a person who is not an Officer, Director or Consultant shall be upon the terms described below:

                         (i)          Fair Market Value. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at not less than the Fair Market Value of the shares of Common Stock to be purchased on the date of termination of Continuous Service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”) and (ii) the right terminates when the shares of Common Stock become publicly traded.

                         (ii)          Original Purchase Price. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price, then (x) the right to repurchase at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the shares of Common Stock per year over five (5) years from the date the Stock Award is granted (without respect to the date the Stock Award was exercised or became exercisable) and (y) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”).

          (h)          INFORMATION OBLIGATION. To the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to Participants at least annually. This Section 12(h) shall not apply to key Employees whose duties in connection with the Company assure them access to equivalent information.

13.     ADJUSTMENTS UPON CHANGES IN STOCK.

          (a)           If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to subsection 4(a) and the maximum number of shares subject to award to any person during any calendar year pursuant to subsection 5(c), and the outstanding Stock Awards shall be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Stock Awards. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company”.)

          (b)           In the event of a proposed dissolution or liquidation of the Company, the Board shall notify the Stock Award holder at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, the Stock Award shall terminate immediately prior to the consummation of such proposed action.

          (c)           In the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then (i) any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 13(b)) for those outstanding under the Plan, or (ii) in the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, (A) with respect to Stock Awards held by persons whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated prior to such event and the Stock Awards terminated if not exercised (if applicable) after such acceleration and at or prior to such event, and (B) with respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall be terminated if not exercised (if applicable) prior to such event.

          (d)           In the event of the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then, with respect to Stock Awards held by persons whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated immediately upon the happening of such event.

14.     AMENDMENT OF THE PLAN AND STOCK AWARDS.

          (a)           The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 13 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

          (b)           The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

          (c)           It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Optionees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

          (d)           Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

          (e)           The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

15.     TERMINATION OR SUSPENSION OF THE PLAN.

          (a)           The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate March 7, 2017. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Notwithstanding the foregoing, all Incentive Stock Options shall be granted, if at all, no later than the last day preceding the tenth (10th) anniversary of the earlier of (i) the date on which the latest increase in the maximum number of shares issuable under the Plan was approved by the stockholders of the Company or (ii) the date such amendment was adopted by the Board..

          (b)           Rights and obligations under any Stock Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Stock Award was granted.

16.     EFFECTIVE DATE OF PLAN.

          The Plan shall become effective as of the date of the closing of the IPO, but no Options or rights to purchase restricted stock granted under the Plan shall be exercised, and no stock bonuses shall be granted under the Plan, unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan was adopted by the Board.

VOTE BY INTERNET OR TELEPHONE
QUICK    EASY    IMMEDIATE

SCIENTIFIC LEARNING CORPORATION

As a stockholder of Scientific Learning Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 1, 2009.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537	OR	Vote Your Proxy by mail:

Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼	FOLD AND DETACH HERE AND READ THE REVERSE SIDE	▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes like this	☒

The Board of Directors recommends that you vote “for” each of the nominees

		FOR	WITHHOLD AUTHORITY
1.	ELECTION OF DIRECTORS:

	(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)	☐	☐

Nominees:

	01 E. Vermont Blanchard, Jr.,	06 Lance R. Odden,
	02 Robert C. Bowen,	07 David W. Smith,
	03 Rodman W. Moorhead III,	08 Paula A. Tallal,
	04 Michael A. Moses,	09 Jeffrey D. Thomas
05 D. Andrew Myers,

The Board of Directors recommends that you vote “for” Proposal 2.

		FOR	AGAINST	ABSTAIN
2.	To approve our 1999 Equity Incentive Plan, as amended to increase the number of shares authorized by 1,250,000.	☐	☐	☐

The Board of Directors recommends that you vote “for” Proposal 3.

		FOR	AGAINST	ABSTAIN
3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2009.	☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature _____________________________________Signature ______________________________________ Dated: _______________, 2009

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability Of Proxy Materials,

for the Shareholder Meeting to Be Held On June 2, 2009:

http://www.cstproxy.com/scilearn/2009

▼	FOLD AND DETACH HERE AND READ THE REVERSE SIDE	▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Scientific Learning Corporation

          The undersigned appoints D. Andrew Myers and Robert E. Feller, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Scientific Learning Corporation held of record by the undersigned at the close of business on April 8, 2009 at the 2009 Annual Meeting of Stockholders of Scientific Learning Corporation to be held on Tuesday, June 2, 2009, at 10:00 a.m. Pacific time or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)